Exhibit 99.3
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 10-Q

[X] Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the three months ended October 31, 2002

                                       or

[ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from __________ to __________


Commission file numbers: 1-11331
                         333-06693

                            Ferrellgas Partners, L.P.
                        Ferrellgas Partners Finance Corp.
           ----------------------------------------------------------
           (Exact name of registrants as specified in their charters)



            Delaware                                    43-1698480
            Delaware                                    43-1742520
---------------------------------          -------------------------------------
(States or other jurisdictions of          (I.R.S. Employer Identification Nos.)
  incorporation or organization)

                   One Liberty Plaza, Liberty, Missouri 64068
                   ------------------------------------------
               (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code: (816) 792-1600

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes    [ X ]  No    [   ]

At November 29, 2002, the registrants had units or shares outstanding as follows:
        Ferrellgas Partners, L.P.      36,134,828         Common Units
                                        2,782,211         Senior Units

        Ferrellgas Partners
          Finance Corp.                     1,000         Common Stock

                   FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
                        FERRELLGAS PARTNERS FINANCE CORP.

                                Table of Contents
                                                                            Page
                         PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                Ferrellgas Partners, L.P. and Subsidiaries

                Consolidated Balance Sheets - October 31, 2002
                   (unaudited) and July 31, 2002                               1

                Consolidated Statements of Earnings -
                   Three months ended October 31, 2002
                   and 2001 (unaudited)                                        2

                Consolidated Statement of Partners' Capital -
                   Three months ended October 31, 2002 (unaudited)             3

                Consolidated Statements of Cash Flows -
                   Three months ended October 31, 2002
                   and 2001 (unaudited)                                        4

                Notes to Consolidated Financial Statements (unaudited)         5

                Ferrellgas Partners Finance Corp.

                Balance Sheets - October 31, 2002 (unaudited)
                   and July 31, 2002                                          11

                Statements of Earnings -
                   Three months ended October 31, 2002
                   and 2001 (unaudited)                                       11

                Statements of Cash Flows -
                   Three months ended October 31, 2002
                   and 2001 (unaudited)                                       12

                Notes to Financial Statements (unaudited)                     12

ITEM 2. MANAGEMENT'S  DISCUSSION AND ANALYSIS OF FINANCIAL
        CONDITION AND RESULTS OF OPERATIONS                                   13

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK            20

ITEM 4. CONTROLS AND PROCEDURES                                               21

                           PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS                                                     21

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS                             21

ITEM 3. DEFAULTS UPON SENIOR SECURITIES                                       21

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS                   21

ITEM 5. OTHER INFORMATION                                                     22

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K                                      22

                                      PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                   FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except unit data)
                                                    October 31,   July 31,
ASSETS                                                 2002         2002
----------------------------------------------      -----------  -----------
                                                    (unaudited)
Current Assets:
  Cash and cash equivalents                           $ 14,516     $ 19,781
  Accounts and notes receivable, net                    48,050       74,274
  Inventories                                           76,855       48,034
  Prepaid expenses and other current assets             11,299       10,724
                                                    -----------  -----------
    Total Current Assets                               150,720      152,813

Property, plant and equipment, net                     508,137      506,531
Goodwill                                               124,190      124,190
Intangible assets, net                                  95,231       98,170
Other assets, net                                       17,335        3,424
                                                    -----------  -----------
    Total Assets                                     $ 895,613    $ 885,128
                                                    ===========  ===========


LIABILITIES AND PARTNERS' CAPITAL
----------------------------------------------
Current Liabilities:
  Accounts payable                                    $ 98,594     $ 54,316
  Other current liabilities                             66,406       89,061
  Short-term borrowings                                 21,500            -
                                                    -----------  -----------
    Total Current Liabilities                          186,500      143,377

Long-term debt                                         713,003      703,858
Other liabilities                                       17,518       14,861
Contingencies and commitments (Note H)                       -            -
Minority interest                                        1,485        1,871

Partners' Capital:
 Senior unitholder (2,782,211 units outstanding at
   October 31, 2002 and July 31, 2002 - liquidation
   preference $111,288 at October 31, 2002 and
   July 31, 2002)                                      111,288      111,288
 Common unitholders (36,105,828 and 36,081,203
   units outstanding at October 31, 2002 and
   July 31, 2002, repectively)                         (72,050)     (28,320)
 General partner unitholder (392,815 and 392,556
   units outstanding at October 31, 2002 and
   July 31, 2002, respectively)                        (59,507)     (59,035)
 Accumulated other comprehensive loss                   (2,624)      (2,772)
                                                    -----------  -----------
    Total Partners' Capital                            (22,893)      21,161
                                                    -----------  -----------
    Total Liabilities and Partners' Capital          $ 895,613    $ 885,128
                                                    ===========  ===========

                 See notes to consolidated financial statements.


                   FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (in thousands, except per unit data)
                                   (unaudited)


                                                       For the three months ended
                                                  -----------------------------------
                                                  October 31, 2002   October 31, 2001
                                                  ----------------   ----------------

Revenues:
  Gas liquids and related product sales                  $ 194,900         $ 224,285
  Other                                                     21,414            20,958
                                                  -----------------  ----------------
    Total revenues                                         216,314           245,243

Cost of product sold (exclusive of
  depreciation, shown separately below)                    123,672           149,947
                                                  -----------------  ----------------

Gross profit                                                92,642            95,296

Operating expense                                           68,428            67,127
Depreciation and amortization expense                        9,895            11,454
General and administrative expense                           6,902             6,825
Equipment lease expense                                      5,992             6,545
Employee stock ownership plan compensation
  charge                                                     1,395             1,309
Loss on disposal of assets and other                           671               847
                                                  -----------------  ----------------

Operating income (loss)                                       (641)            1,189

Interest expense                                           (14,696)          (15,114)
Interest income                                                 62               326
Early extinguishment of debt expense                        (7,052)                -
                                                  -----------------  ----------------

Loss before minority interest and cumulative
   effect of change in accounting principle                (22,327)          (13,599)

Minority interest                                             (115)              (97)
                                                  -----------------  ----------------

Loss before cumulative effect of change in
   accounting principle                                    (22,212)          (13,502)

Cumulative effect of change in accounting
   principle, net of minority interest of $28               (2,754)                -
                                                  -----------------  ----------------

Net loss                                                   (24,966)         (13,502)

Distribution to senior unitholder                            2,782             2,802
Net loss available to general partner                         (277)             (163)
                                                  -----------------  ----------------
Net loss available to common unitholders                 $ (27,471)        $ (16,141)
                                                  =================  ================

Basic loss per common unit:
Net loss available to common unitholders
  before cumulative effect of change in
  accounting principle                                     $ (0.69)          $ (0.45)
Cumulative effect of change in accounting
  principle                                                  (0.07)                -
                                                  -----------------  ----------------
Net loss available to common unitholders                   $ (0.76)          $ (0.45)
                                                  =================  ================



                 See notes to consolidated financial statements.


                   FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (in thousands)
                                   (unaudited)



                                             Number of units                                             Accumulated
                                  -----------------------------                                             other
                                                          General                             General      compre-       Total
                                    Senior      Common    partner     Senior      Common      partner      hensive     partners'
                                  unitholder unitholders unitholder unitholder  unitholders  unitholder      loss       capital
                                  ---------- ----------- ---------- ----------  -----------  ----------  -----------  -----------

August 1, 2002                      2,782.2    36,081.2      392.6   $111,288    $ (28,320)  $ (59,035)    $ (2,772)      $21,161

 Contribution in connection with
  ESOP compensation charge                -           -          -          -        1,368          13            -         1,381

 Common unit cash distribution            -           -          -          -      (18,043)       (182)           -       (18,225)

 Senior unit accrued distribution         -           -          -          -       (2,754)        (56)           -        (2,810)

 Common unit options exercised            -        24.6        0.2          -          414           4            -           418

 Comprehensive loss:
    Net loss                              -           -          -          -      (24,715)       (251)           -       (24,966)
    Other comprehensive income:
       Risk management fair value
        adjustment                        -           -          -          -            -           -          148           148
                                                                                                                      ------------
 Comprehensive loss                                                                                                       (24,818)
                                  ---------- ----------- ---------- ----------  -----------  ----------  -----------  ------------
October 31, 2002                    2,782.2    36,105.8      392.8   $111,288    $ (72,050)  $ (59,507)    $ (2,624)    $ (22,893)
                                  ========== ===========  ========= ==========  ===========  ==========  ===========  ============


                See notes to consolidated financial statements.



                         FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       (in thousands)
                                         (unaudited)


                                                               For the three months ended
                                                           -----------------------------------
                                                           October 31, 2002   October 31, 2001
                                                           -----------------  ----------------

Cash Flows From Operating Activities:
 Loss before cumulative effect of change in
   accounting principle                                           $ (22,212)        $ (13,502)
 Adjustments to reconcile loss before cumulative effect
   of change in accounting principle to net cash used in
   operating activities:
  Early extinguishment of debt expense                                1,854                 -
  Depreciation and amortization expense                               9,895            11,454
  Employee stock ownership plan compensation charge                   1,395             1,309
  Minority interest                                                    (115)              (97)
  Other                                                               1,754               742
  Changes in operating assets and liabilities, net of
    effects from business acquisitions:
    Accounts and notes receivable, net of securitization            (24,485)          (15,739)
    Inventories                                                     (28,821)          (14,096)
    Prepaid expenses and other current assets                        (2,302)           (6,084)
    Accounts payable                                                 44,278            44,653
    Accrued interest expense                                        (10,098)           (6,395)
    Other current liabilities                                       (11,852)           (8,824)
    Other liabilities                                                  (465)             (150)
                                                           -----------------  ----------------
      Net cash used in operating activities                         (41,174)           (6,729)
                                                           -----------------  ----------------

Cash Flows From Investing Activities:
 Business acquisitions, net of cash acquired                           (249)             (522)
 Capital expenditures - technology initiative                        (4,439)           (2,191)
 Capital expenditures - other                                        (4,942)           (3,818)
 Net proceeds from accounts receivable securitization                40,000             3,000
 Other                                                                  886             1,342
                                                           -----------------  ----------------
      Net cash provided by (used in) investing activities            31,256            (2,189)
                                                           -----------------  ----------------

Cash Flows From Financing Activities:
 Distributions                                                      (21,035)          (20,967)
 Proceeds from issuance of debt                                     170,000            24,242
 Principal payments on debt                                        (161,042)           (1,145)
 Net additions to short-term borrowings                              21,500               458
 Cash paid for debt issue costs                                      (4,809)                -
 Minority interest activity                                            (257)             (214)
 Proceeds from exercise of common unit options                          296               525
                                                           -----------------  ----------------
      Net cash provided by financing activities                       4,653             2,899
                                                           -----------------  ----------------

Decrease in cash and cash equivalents                              $ (5,265)         $ (6,019)
Cash and cash equivalents - beginning of period                      19,781            25,386
                                                           -----------------  ----------------
Cash and cash equivalents - end of period                           $14,516           $19,367
                                                           =================  ================

Cash paid for interest                                              $24,168           $20,935
                                                           =================  ================



                       See notes to consolidated financial statements.

                   FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                OCTOBER 31, 2002
                  (Dollars in thousands, except per unit data)
                                   (unaudited)


A.   Organization

     Ferrellgas Partners, L.P. activities are primarily conducted through its subsidiary Ferrellgas, L.P. Ferrellgas Partners is the sole limited partner of Ferrellgas, L.P. with a 99% limited partner interest. Ferrellgas Partners and Ferrellgas L.P. are together referred to as Ferrellgas. The general partner of both Ferrellgas Partners and Ferrellgas, L.P. is Ferrellgas, Inc., which owns an effective 2% general partner interest in Ferrellgas on a combined basis.

     The consolidated financial statements of Ferrellgas Partners and Subsidiaries reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the interim periods presented. All adjustments to the consolidated financial statements were of a normal, recurring nature. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, and the consolidated financial statements and accompanying notes included in Ferrellgas' Annual Report on Form 10-K for the year ended July 31, 2002.

B.   Accounting estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates. Significant estimates impacting the consolidated financial statements include accruals that have been established for product liability and other claims.

C.   Reclassifications

     Certain reclassifications have been made to the three months ended October 31, 2001 consolidated financial statements to conform to the three months ended October 31, 2002 consolidated financial statement presentation.

D.   Nature of operations

     Ferrellgas is engaged primarily in the retail distribution of propane and related equipment and supplies in the United States. The retail market is seasonal because propane is used primarily for heating in residential and commercial buildings. Therefore, the results of operations for the three months ended October 31, 2002 and 2001 are not necessarily indicative of the results to be expected for a full fiscal year.

E.   Supplemental Balance Sheet and Statement of Earnings Information:


     Inventories consist of:

                                                  October 31,     July 31,
                                                     2002           2002
                                                  -----------   ----------
        Propane gas and related products             $58,983      $29,169
        Appliances, parts and supplies                17,872       18,865
                                                  -----------   ----------
                                                     $76,855      $48,034
                                                  ===========   ==========


     In addition to inventories on hand, Ferrellgas enters into contracts to buy product for supply purposes. Nearly all of these contracts have terms of less than one year and most call for payment based on market prices at the date of delivery. All fixed price contracts have terms of less than one year. As of October 31, 2002, in addition to the inventory on hand, Ferrellgas had committed to take net delivery of approximately 19.4 million gallons of propane at a fixed price.


     Property, plant and equipment, net consist of:
                                                  October 31,     July 31,
                                                     2002           2002
                                                  -----------   ----------
        Property, plant and equipment               $815,663     $810,416
        Less:  accumulated depreciation              307,526      303,885
                                                  -----------   ----------
                                                    $508,137     $506,531
                                                  ===========   ==========

     Intangible assets, consist of:
                                               October 31, 2002                       July 31, 2002
                                     -----------------------------------  ------------------------------------
                                        Gross                               Gross
                                      Carrying   Accumulated               Carrying    Accumulated
                                       Amount    Amortization     Net       Amount     Amortization     Net
                                     ----------  ------------  ---------  ----------  -------------  ---------
        Customer lists                $208,768     $(126,962)   $81,806    $208,662      $(124,860)   $83,802
        Non-compete agreements          62,953       (49,528)    13,425      62,893        (48,525)    14,368
                                     ----------  ------------  ---------  ----------  -------------  ---------
         Total                        $271,721     $(176,490)   $95,231    $271,555      $(173,385)   $98,170
                                     ==========  ============  =========  ==========  =============  =========


     Aggregate Amortization Expense:
                                                            2002       2001
                                                         ---------  ---------
        For the three months ended October 31              $3,105     $4,379


     Estimated Amortization Expense:

       For the year ended July 31,
       2003                                               $11,656
       2004                                                10,682
       2005                                                10,150
       2006                                                 9,631
       2007                                                 8,991


      Other assets, consist of:
                                                   October 31,      July 31,
                                                      2002            2002
                                                   -----------    -----------
      Debt issue costs, net                           $ 6,469         $2,399
      Investment in unconsolidated subsidiary           9,610              -
      Other assets, net                                 1,256          1,025
                                                   -----------    -----------
                                                      $17,335         $3,424
                                                   ===========    ===========

     On September 24, 2002, Ferrellgas Partners issued $170.0 million of 8.75% senior notes due 2012, the proceeds of which were used to repurchase and redeem the $160.0 million of 9.375% senior secured notes due 2006. Debt issue costs of $4.8 million related to the $170.0 million senior note issuance were capitalized. As a result of the repurchase and redemption of the $160.0 million senior secured notes, Ferrellgas expensed $1.9 million of unamortized debt issue costs.

     The investment in unconsolidated subsidiary represents Ferrellgas' investment in Ferrellgas Receivables, LLC and is accounted for on an equity basis. During the three months ended October 31, 2002, Ferrellgas increased its funding from the subsidiary. See discussion of the transactions between Ferrellgas and Ferrellgas Receivables in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Investing Activities."

F.   Long-Term Debt

     Long-term debt consists of:
                                                   October 31,      July 31,
                                                      2002            2002
                                                   -----------    -----------
     Senior Notes
       Fixed rate, 7.16%, due 2005-2013              $350,000       $350,000
       Fixed rate, 8.75%, due 2012                    170,000              -
       Fixed rate, 9.375%, due 2006                         -        160,000
       Fixed rate, 8.8%, due 2006-2009                184,000        184,000

     Notes payable, 7.7% and 7.6% weighted
       average interest rates, respectively,
       due 2002 to 2011                                11,444         12,177
                                                   -----------    -----------
                                                      715,444        706,177
     Less:  current portion                             2,441          2,319
                                                   -----------    -----------
                                                     $713,003       $703,858
                                                   ===========    ===========

     On September 24, 2002, Ferrellgas issued $170.0 million of 8.75% senior notes due 2012, the proceeds of which were used to repurchase and redeem the $160.0 million of 9.375% senior secured notes due 2006. During the three months ended October 31, 2002, Ferrellgas recognized $7.1 million of early extinguishment of debt expense related to the $5.2 million of premium and other costs incurred to repurchase and redeem the $160.0 million senior secured notes and the write-off of $1.9 million of unamortized debt issue costs. Interest on the $170.0 million senior notes is payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2002. The $170.0 million senior notes are unsecured and are not redeemable before June 15, 2007, except in specific circumstances.

     The scheduled annual principal payments on long-term debt as of October 31, 2002 are as follows:

                                                         Scheduled annual
             Fiscal Year                                principal payments
             -----------                                ------------------
               2003                                        $    2,441
               2004                                             2,178
               2005                                             2,345
               2006                                           111,358
               2007                                            58,987
               Thereafter                                     538,135

     As of October 31, 2002, Ferrellgas had borrowings of $21.5 million under its $157.0 million bank credit facility. On December 10, 2002, this bank credit facility was refinanced with an amended $307.5 million bank credit facility and $156.8 million of the funds available were used to purchase propane tanks and related assets, including accrued interest, that were previously leased. The remaining portion of the amended bank credit facility is available for working capital purposes, acquisitions, capital expenditures and general partnership purposes. This amended bank credit facility will terminate on April 28, 2006, unless extended or renewed.

G.  Asset Retirement Obligations

     Statement of Financial Accounting Standard (SFAS) No. 143 provides accounting requirements for retirement obligations associated with tangible long-lived assets, including the requirement that a liability be recognized if there is a legal or financial obligation associated with the retirement of the assets. Ferrellgas adopted SFAS No. 143 beginning in the year ending July 31, 2003. This cumulative effect of a change in accounting principle resulted in a one-time charge to earnings of $2.8 million during the three months ended October 31, 2002, together with the recognition of a $3.1 million long-term liability and a $0.3 million long-term asset. Ferrellgas believes the implementation will not have a material ongoing effect on its financial position, results of operations and cash flows. These obligations relate primarily to the estimated future expenditures required to retire Ferrellgas' underground storage facilities. These facilities will require closure and remediation expenditures in approximately 50 years. The following table presents a reconciliation of the beginning and ending carrying amounts of the asset retirement obligation:

                                                               Three months
                                                                  ended
                                                                October 31,
                                                                  2002
                                                               ------------
     Asset retirement obligation as of August 1, 2002             $3,073
     Add: Accretion expense                                           49
                                                               ------------
     Asset retirement obligation as of October 31, 2002           $3,122
                                                               ============

     The related asset carried for the purpose of settling the asset retirement obligation is $0.3 million as of October 31, 2002, and is not a legally restricted asset. Assuming retroactive application of the change in accounting principle as of August 1, 2001, there would be no material change in the pro forma net loss for the three months ended October 31, 2001. Other liabilities, assuming retroactive application of the change in accounting principle as of August 1, 2001 and July 31, 2002, would have increased $2.9 million and $3.1 million, respectively.

H.   Contingencies

     Ferrellgas is threatened with or named as a defendant in various lawsuits that, among other items, claim damages for product liability. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that will have a material adverse effect on the financial condition, results of operations and cash flows of Ferrellgas. Currently, Ferrellgas is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business.

I.   Distributions

     On September 13, 2002, Ferrellgas paid cash distributions of $1.00 and $0.50 per senior and common unit, respectively, for the three months ended July 31, 2002. On December 13, 2002, Ferrellgas will pay cash distributions of $1.00 and $0.50 per senior and common unit, respectively, for the three months ended October 31, 2002.

J.   Loss Per Common Unit

     Below is a calculation of the basic loss per common unit in the consolidated statements of earnings for the periods indicated. As there are losses from continuing operations for the three months ended October 31, 2002 and 2001, a calculation for diluted earnings per common unit for each period was not performed, since the impact would be antidilutive. The senior units are considered contingently issuable common units for which all necessary conditions for their issuance have not been satisfied as of the end of the reporting period. In order to compute the basic loss per common unit, the distributions on senior units are added to the net loss to compute the net loss available to common unitholders.

                                                                         Three months ended
                                                                  ----------------------------------
                                                                    October 31         October 31
                                                                       2002               2001
                                                                  ---------------    ---------------
           Net loss available to common
              unitholders before cumulative effect of
              change in accounting principle                           $(24,717)           $(16,141)

           Cumulative effect of change in accounting
              principle, net of minority interest of $28                 (2,754)              -

           Net loss available to common unitholders                    $(27,471)           $(16,141)
                                                                  ---------------    ---------------
           Weighted average common units
             outstanding                                                  36,088              35,919
                                                                  ---------------    ---------------

           Basic loss per common unit:
           Net loss available to common
              unitholders before cumulative effect of
              change in accounting principle                            $ (0.69)            $ (0.45)

           Cumulative effect of change in accounting
             principle                                                                      -
                                                                          (0.07)
                                                                  ---------------    ---------------
           Net loss available to common unitholders                     $ (0.76)            $ (0.45)
                                                                  ===============    ===============


 K.  Adoption of New Accounting Standards

     The Financial Accounting Standards Board recently issued SFAS No. 143 "Accounting for Asset Retirement Obligations", SFAS No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets", SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" and FASB Interpretation No. 45
     "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others."

     SFAS No. 143 required the recognition of a liability if a company has a legal or contractual financial obligation in connection with the retirement of a tangible long-lived asset. Ferrellgas implemented SFAS No. 143 beginning in the year ending July 31, 2003. This cumulative effect of a change in accounting principle resulted in a one-time charge to earnings of $2.8 million during the three months ended October 31, 2002, together with the recognition of a $3.1 million long-term liability and a $0.3 million long-term asset. See Note G for further discussion of these obligations. Ferrellgas believes the implementation will not have a material ongoing effect on its financial position, results of operations and cash flows.

     SFAS No. 144 modified the financial accounting and reporting for long-lived assets to be disposed of by sale and it broadens the presentation of discontinued operations to include more disposal transactions. Ferrellgas implemented SFAS No. 144 beginning in the year ending July 31, 2003, with no material effect on its financial position, results of operations and cash flows.

     SFAS No. 145 eliminated the requirement that material gains and losses resulting from the early extinguishment of debt be classified as an extraordinary item in the consolidated statements of earnings. Instead, companies must evaluate whether the transaction meets both the criteria of being unusual in nature and infrequent in occurrence. Other aspects of SFAS No. 145 relating to accounting for intangible assets of motor carriers and accounting for certain lease modifications do not currently apply to Ferrellgas. Ferrellgas implemented SFAS No. 145 beginning in the year ending July 31, 2003, and began reporting expenses associated with early extinguishments of debt in income from continuing operations. For the three months ended October 31, 2002, Ferrellgas recognized $7.1 million of expenses associated with the early extinguishment of the $160.0 million senior secured notes. Prior to the adoption of SFAS No. 145, Ferrellgas would have classified this type of expense as an extraordinary item.

     SFAS No. 146 modified the financial accounting and reporting for costs associated with exit or disposal activities. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Additionally, the statement requires the liability to be recognized and measured initially at fair value. Under previous rules, liabilities for exit costs were recognized at the date of the entity's commitment to an exit plan. Ferrellgas has adopted and implemented SFAS No. 146 for all exit or disposal activities initiated after July 31, 2002. Ferrellgas believes the implementation will not have a material effect on its financial position, results of operations and cash flows.

     FASB Interpretation No. 45 expands the existing disclosure requirements for guarantees and requires that companies recognize a liability for such items at the time the guarantees are issued. Ferrellgas will implement the Interpretation beginning in the three months ending January 31, 2003, and is currently assessing the effect on its financial position, results of operations and cash flows.

                        FERRELLGAS PARTNERS FINANCE CORP.
            (a wholly owned subsidiary of Ferrellgas Partners, L.P.)
                                 BALANCE SHEETS
                              (Amounts in dollars)

                                                            October 31,    July 31,
ASSETS                                                         2002          2002
--------------------------------------------------          -----------   ----------
                                                            (unaudited)

Cash                                                            $1,000       $1,000
                                                            -----------   ----------
Total Assets                                                    $1,000       $1,000
                                                            ===========   ==========


STOCKHOLDER'S EQUITY
--------------------------------------------------

Common stock, $1.00 par value; 2,000 shares
authorized; 1,000 shares issued and outstanding                 $1,000       $1,000

Additional paid in capital                                       2,061        2,061

Accumulated deficit                                             (2,061)      (2,061)
                                                            -----------   ----------
Total Stockholder's Equity                                      $1,000       $1,000
                                                            ===========   ==========


                                         See notes to financial statements.

                             STATEMENTS OF EARNINGS
                                   (unaudited)
                              (Amounts in dollars)
                                                For the three months ended
                                           -------------------------------------
                                              October 31,        October 31,
                                                 2002               2001
                                           ------------------ ------------------

General and administrative expense                $    -               $ 45

                                           ------------------ ------------------
Net loss                                          $    -               $(45)
                                           ================== ==================


                       See notes to financial statements.



                        FERRELLGAS PARTNERS FINANCE CORP.
            (A wholly owned subsidiary of Ferrellgas Partners, L.P.)

                            STATEMENTS OF CASH FLOWS
                                   (unaudited)
                              (Amounts in dollars)
                                                                     For the three months ended
                                                             --------------------------------------------
                                                                October 31,              October 31,
                                                                   2002                      2001
                                                             ------------------       -------------------
Cash Flows From Operating Activities:
  Net loss                                                       $     -                     $    (45)
                                                             ------------------       -------------------
      Cash used in operating activities                                -                          (45)
                                                             ------------------       -------------------
Cash Flows From Financing Activities:
  Capital contribution                                                 -                           45
                                                             ------------------       -------------------
      Cash provided by financing activities                            -                           45
                                                             ------------------       -------------------
Change in cash                                                         -                            -
Cash - beginning of period                                         1,000                        1,000
                                                             ------------------       -------------------
Cash - end of period                                              $1,000                       $1,000
                                                             ==================       ===================

                                     See notes to financial statements.


                          NOTES TO FINANCIAL STATEMENTS
                                OCTOBER 31, 2002
                                   (unaudited)

A. Ferrellgas Partners Finance Corp., a Delaware corporation, was formed on March 28, 1996, and is a wholly-owned subsidiary of Ferrellgas Partners, L.P.

B. The financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the interim periods presented. All adjustments to the financial statements were of a normal, recurring nature.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Ferrellgas Partners, L.P. is a Delaware limited partnership. Our common units are listed on the New York Stock Exchange and our activities are primarily conducted through our subsidiary Ferrellgas, L.P., a Delaware limited partnership. We are the sole limited partner of Ferrellgas, L.P. with a 99% limited partner interest. In this report, unless the context indicates otherwise, the terms "our", "we" and "its" are used sometimes as abbreviated references to Ferrellgas Partners, L.P. itself or Ferrellgas Partners, L.P. and its consolidated subsidiaries, including Ferrellgas, L.P.

     The following is a discussion of our historical financial condition and results of operations and should be read in conjunction with our historical consolidated financial statements and accompanying notes thereto included elsewhere in this Quarterly Report on Form 10-Q.

Forward-looking statements

     Statements included in this report include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future operating results, or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. These statements include, but are not limited to, the following:

o whether Ferrellgas, L.P. will have sufficient funds (1) to meet its obligations and to enable it to distribute to us sufficient funds to permit us to meet our obligations with respect to our $170.0 million senior notes due 2012 and (2) assuming all quarterly financial tests required by various financing instruments are met, to pay the required distribution on our senior units and the minimum quarterly distribution of $0.50 per common unit;

o whether or not we will continue to meet all of the quarterly financial tests required by the agreements governing our indebtedness; and

o the expectation that future periods may not have the same percentage decrease in retail volumes, revenues and expenses as was experienced in fiscal 2002.

     You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements. The risks and uncertainties and their effect on our operations include, but are not limited to, the following risks, which are more fully described in our Securities Act and Exchange Act filings:

o    the retail propane industry is a mature one;

o    the effect of weather conditions on demand for propane;

o increases in propane prices may cause higher levels of conservation by our customers;

o price, availability and inventory risk of propane supplies, including risk management activities;

o the timing of collections of our accounts receivable and increases in product costs and demand may decrease our working capital availability;

o    the availability of capacity to transport propane to market areas;

o    competition from other energy sources and within the propane industry;

o operating risks incidental to transporting, storing, and distributing propane, including the litigation risks which may not be covered by insurance;

o    we may not be successful in making acquisitions;

o changes in interest rates, including the refinancing of long-term financing at favorable interest rates;

o    governmental legislation and regulations;

o    energy efficiency and technology trends may affect demand for propane;

o    the condition of the capital markets in the United States;

o    the political and economic stability of the oil producing nations;

o we may sell additional limited partner interests, thus diluting existing interests of our unitholders;

o the distribution priority to our common units owned by the public terminates no later than December 31, 2005;

o the holder of our senior units may have the right in the future to convert the senior units into common units;

o the holder of our senior units may be able to sell the senior units or convert into common units with special indemnification rights available to the holder from us;

o    a redemption of the senior units may be dilutive to our common unitholders;

o the terms of the senior units limit our use of proceeds from sales of equity and the rights of our common unitholders;

o the current holder of the senior units has a special voting exemption if the senior units convert into common units; and

o the expectation that the remaining senior units will be redeemed in the future with proceeds from an offering of equity at a price satisfactory to us.

Results of Operations

     Due to the seasonality of the retail distribution of propane, results of our operations for the three months ended October 31, 2002 and 2001 are not necessarily indicative of the results to be expected for a full year. Other factors affecting the results of our operations include competitive conditions, demand for product, timing of acquisitions, general economic conditions in the United States, variations in the weather and fluctuations in commodity prices.

     As we have grown through acquisitions, fixed costs such as personnel costs, equipment leases, depreciation and interest expense have increased. Historically, due to the seasonality of our business, these fixed costs have caused net losses in the first and fourth fiscal quarters.

Three Months Ended October 31, 2002 vs. October 31, 2001

     Gas liquid and related product sales. Total gas liquids and related product sales decreased $22.4 million due to a decrease in retail propane sales volume and an additional $7.0 million due to a decrease in the average propane sales price per gallon.

     Retail sales volumes decreased 18.0 million gallons compared to the three months ended October 31, 2001 due to soft economic conditions and reduced early fall demand resulting from increased propane deliveries during the 2002 spring and summer season. In addition, the average propane sales price per gallon decreased due to the effect of the decrease in our weighted average cost of propane inventory.

     Cost of product sold. Cost of product sold decreased $12.8 million primarily due to the effect of a decline in our retail sales volume compared to the three months ended October 31, 2001 and an additional $6.5 million decrease primarily due to a decrease in our weighted average cost of propane inventory. Other factors causing a decrease in our cost of product sold compared to the three months ended October 31, 2001 include $7.0 million of improved results from risk management trading activities.

     Gross profit. Gross profit decreased 2.8% primarily due to the effect of the decrease in our retail propane volumes and to a lesser extent decreased retail margins. This decrease was partially offset by improved results from our risk management trading activities. See additional discussion regarding risk management trading activities in Item 3 "Quantitative and Qualitative Disclosures about Market Risk."

     Depreciation  and  amortization  expense.   Depreciation  and  amortization
expense decreased 13.6% primarily due to the effect of an intangible asset completing its amortizable life in December 2001.

     Equipment lease expense. Equipment lease expense decreased 8.4% due to lower interest rates on variable rate operating leases. See further discussion about these leases in "Liquidity and Capital Resources - Investing Activities" and "Financing Activities."

     Other expenses. Operating expense, general & administrative expense and interest expense variances between the three months ended October 31, 2002 and 2001 were not significant.

     Net loss. In addition to the factors discussed above, net loss increased primarily due to the $7.1 million of early extinguishment of debt expense related to the repurchase and redemption of our $160.0 million senior secured notes and the $2.8 million cumulative effect of a change in accounting principle related to the adoption of SFAS No. 143.

     Forward looking statements. Our gross profit, operating income and net earnings each declined between 6% and 7% from fiscal 2001 to 2002. In fiscal 2002, we also recognized decreases in gas liquids and related product sales, cost of product sold, operating expenses, equipment lease expense, and depreciation and amortization expense. These decreases were primarily due to the effects of the warm winter weather, a significant decrease in interest rates, the elimination of goodwill amortization during fiscal 2002 and the effect of the intangible asset completing its amortizable life. Assuming that the weather in fiscal 2003 remains the same as in fiscal 2002 or becomes colder and that interest rates remain relatively stable, we do not anticipate similar decreases in revenue, gross profit, operating expenses and operating income in fiscal 2003 as was recognized in fiscal 2002.

Liquidity and Capital Resources

     Our ability to satisfy our obligations is dependent upon future performance, which will be subject to prevailing economic, financial, business, and weather conditions and other factors, many of which are beyond our control. During fiscal 2002, the United States experienced unusually mild temperatures that were approximately 12% warmer than normal during the winter heating season (November through March) and 14% warmer than normal during the peak winter heating season (December through February). These temperatures rank as the third and fifth warmest, respectively, in the National Oceanic and Atmospheric Administration's 108-year history. Moreover, the weather has been significantly warmer than normal in four of the last five winter heating seasons. Despite these challenges, we will pay the minimum quarterly distribution of $0.50 on all common units on December 13, 2002, which represents the thirty-third consecutive minimum quarterly distribution paid to our common unitholders dating back to October 1994.

     Due to the seasonality of the retail propane distribution business, a significant portion of our cash flow from operations is generated during the winter heating season, which occurs during our second and third fiscal quarters. We generate significantly lower cash flows from operations in our first and fourth fiscal quarters as compared to the second and third quarters because our fixed costs generally exceed gross profit during the non-peak heating season. Subject to meeting the financial tests discussed below, our general partner believes that Ferrellgas, L.P. will have sufficient funds available to meet its obligations, and to distribute to Ferrellgas Partners sufficient funds to permit Ferrellgas Partners to meet its obligations with respect to the $170.0 million senior notes. In addition, our general partner believes that Ferrellgas, L.P. will have sufficient funds available to distribute to Ferrellgas Partners sufficient cash to pay the required quarterly distribution on the senior units and the minimum quarterly distribution on all common units during the year ending July 31, 2003.

     Our bank credit facility, public debt, private debt and accounts receivable securitization facility contain several financial tests and covenants restricting our ability to pay distributions, incur debt and engage in certain other business transactions. In general, these tests are based on our debt to cash flow ratio and cash flow to interest expense ratio. Our general partner believes that the most restrictive of these tests currently are debt incurrence limitations within the bank credit facility and accounts receivable securitization facility and limitations on the payment of distributions within Ferrellgas Partners' senior notes. The bank credit facility and accounts receivable securitization facility generally limit Ferrellgas, L.P.'s ability to incur debt if it exceeds prescribed ratios of either debt to cash flow or cash flow to interest expense. Ferrellgas Partners' senior notes restrict payments if a minimum ratio of cash flow to interest expense is not met, assuming certain exceptions to this ratio limit have previously been exhausted. This restriction places limitations on our ability to make restricted payments such as the payment of cash distributions to unitholders. The cash flow used to determine these financial tests generally is based upon our most recent cash flow performance giving pro forma effect for acquisitions and divestitures made during the test period. It should be noted that our bank credit facility, public debt, private debt and accounts receivable securitization facility do not contain repayment provisions related to a decline in our credit rating.

     As of October 31, 2002, our general partner believes that we met all the required quarterly financial tests and covenants. Based upon current estimates of our cash flow, our general partner believes that we will be able to continue to meet all of the required quarterly financial tests and covenants for the remainder of the year ending July 31, 2003. However, if we were to encounter unexpected downturns in business operations in the future, such as significantly warmer than normal weather, a volatile energy commodity cost environment or continued economic downturn, we may not meet the applicable financial tests in future quarters. This could have a materially adverse effect on our operating capacity and cash flows and could restrict our ability to incur debt or to make cash distributions to our unitholders, even if sufficient funds were available. Depending on the circumstances, we may consider alternatives to permit the incurrence of debt or the continued payment of the quarterly cash distribution to our unitholders. No assurances can be given, however, that such alternatives can or will be implemented with respect to any given quarter.

     Our future capital expenditures and working capital needs are expected to be provided by cash generated from future operations, existing cash balances, the bank credit facility or the accounts receivable securitization facility. To fund expansive capital projects and future acquisitions, we may obtain funds from our facilities, we may issue additional debt to the extent permitted under existing financing arrangements or we may issue additional equity securities, including, among others, common units.

     Toward this purpose, on February 5, 1999, we filed a shelf registration statement with the Securities and Exchange Commission for the periodic sale of equity and/or debt securities. The registered securities are available to us for sale in the future to fund acquisitions, to reduce indebtedness or to provide funds for general corporate purposes. On June 8, 2001, we issued $89.6 million worth of equity common units and on September 24, 2002, we issued $170.0 million worth of senior notes, both pursuant to this registration statement. We currently have approximately $40.0 million remaining available under this registration statement for the sale of registered securities in the future. See further discussion about debt issuance in "Liquidity and Capital Resources - Financing Activities."

     We also maintain a shelf registration statement with the Securities and Exchange Commission for approximately 2.0 million common units. We may issue these common units in connection with our acquisition of other businesses, properties or securities in business combination transactions.

     Operating Activities. Cash used in operating activities was $41.2 million for the three months ended October 31, 2002, compared to cash used in operating activities of $6.7 million for the three months ended October 31, 2001. This increase in cash used is primarily due to the effect of timing of collections of accounts receivable and the timing of purchases of inventory and payments for interest expense.

     Investing Activities. During the three months ended October 31, 2002, we made cash capital expenditures of $4.4 million related to our technology initiative and $5.2 million primarily for the following:

o    upgrading district plant facilities;

o    vehicle lease buyouts; and

o    additional propane storage tanks and cylinders.

Our capital requirements for repair and maintenance of property, plant and equipment are expected to remain relatively low.

     We lease property, computer equipment, propane tanks, light and medium duty trucks, tractors and trailers. We believe leasing is a cost-effective method for meeting our equipment needs. We purchased $0.6 million of equipment whose lease terms expired during the three months ended October 31, 2002.

     At October 31, 2002, $40.0 million had been funded from our accounts receivable securitization facility. This funding resulted from our increased liquidity needs caused primarily by the seasonal increase in accounts receivable outstanding and in propane inventory levels. We renewed this facility effective September 24, 2002, for a 364-day commitment with Banc One, N.A. In accordance with SFAS No. 140, this transaction is reflected on our consolidated financial statements as a sale of accounts receivable and an investment in an unconsolidated subsidiary. See Note E to the consolidated financial statements for further discussion about this facility.

     Financing Activities. On September 24, 2002, we issued $170.0 million of publicly-held senior notes at a fixed rate of 8.75% due 2012. Interest is payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2002. These senior notes are unsecured and not redeemable before June 15, 2007, except under specific circumstances. We used the proceeds from the $170.0 million senior note issuance to repurchase and redeem our $160.0 million senior secured notes due 2006 and fund related premiums, fees, accrued and unpaid interest and tender consent payments.

     During the three months ended October 31, 2002, we declared and paid the required quarterly distribution on our senior units and the minimum quarterly distribution on all common units for the three months ended July 31, 2002. The required quarterly distribution on the senior units and the minimum quarterly distribution on all common units for the three months ended October 31, 2002 will be paid on December 13, 2002 to holders of record on November 29, 2002.

     At October 31, 2002, $21.5 million of borrowings and $50.6 million of letters of credit were outstanding under the $157.0 million bank credit facility. Letters of credit are currently used to cover obligations primarily relating to requirements for our insurance coverage and, and to a lesser extent, our risk management activities. At October 31, 2002, we had $84.9 million available for general corporate, acquisition and working capital purposes under the bank credit facility.

     On December 10, 2002, our $157.0 million bank credit facility was refinanced with a $307.5 million amended bank credit facility. This amended bank credit facility will terminate on April 28, 2006, unless extended or renewed. This $307.5 million amended bank credit facility consists of the following:

o    $151.5 million revolving  working capital  facility,  general corporate and
     acquisition   facility,   including  a  $80.0  million   letter  of  credit
     sub-facility; and

o $156.0 million revolving facility, which was used on December 10, 2002, to purchase propane tanks and related assets that were previously leased.

On December 10, 2002, $173.0 million of borrowings and $50.6 million of letters of credit were outstanding under the amended bank credit facility, leaving $83.9 million available for general corporate, acquisition and working capital purposes. All borrowings under the amended bank credit facility bear interest, at the our option, at a rate equal to either:

o the base rate, which is defined as the higher of the federal funds rate plus 0.50% or the bank's reference rate (as of October 31, 2002, the bank's reference rate was 4.75%); or

o the London Interbank Offered Rate (LIBOR) plus a margin varying from 1.75% to 2.75% (as of October 31, 2002, LIBOR was 1.80%).

     We believe that the liquidity available from the amended bank credit facility and the accounts receivable securitization facility (see Investing Activities above) will be sufficient to meet our future working capital needs for the year ending July 31, 2003. However, if we were to experience an unexpected significant increase in working capital requirements, this need could exceed our immediately available resources. Events that could cause increases in working capital borrowings or letter of credit requirements include, but are not limited to the following:

o    a significant increase in the cost of propane;

o    a significant delay in the collections of accounts receivable;

o increased volatility in energy commodity prices related to risk management activities;

o    increased liquidity requirements imposed by insurance providers;

o    a significant downgrade in our credit rating; or

o    decreased trade credit.

If one or more of these events caused a significant use of available funding, we would consider alternatives to provide increased working capital funding. No assurances can be given, however, that such alternatives could be implemented.

     The following table summarizes our long-term debt obligations as of October 31, 2002, adjusted on a pro forma basis after giving effect to the $156.8 million of borrowings on December 10, 2002 on the amended bank credit facility, the proceeds of which were used to purchase propane tanks and related assets, including accrued interest, that were previously leased:

                                                             Principal Payments due by Pay Period
                                            ------------------------------------------------------------------------
                                                          Less than                                      After
                                               Total        1 year      1-3 years      4-5 years        5 years
                                            ------------ ------------- ------------ ---------------- ---------------
    Long-term debt, including current
    portion of long-term debt                  $872,251        $2,441       $4,523         $327,152        $538,135



     In addition, we lease property, computer equipment, propane tanks, light and medium duty trucks, tractors and trailers. We account for these arrangements as operating leases. See further discussion about these leases in "Investing Activities."

     The following table summarizes our future minimum rental payments as of October 31, 2002, adjusted on a pro forma basis after giving effect to the $156.8 million purchase, on December 10, 2002, of propane tanks and related assets, including accrued interest, that were previously leased:

                                                           Future Minimum Rental and Buyout Amounts
                                              -------------------------------------------------------------------
                                                             Less than                                 After
                                                 Total        1 year      1-3 years     4-5 years     5 years
                                              ------------- ------------ ------------- ------------ -------------
    Operating leases rental payments               $66,550      $22,578       $26,309      $13,314        $4,349
    Operating leases buyouts                        30,317        8,034        10,760        9,402         2,121



     Historically, we have been successful in renewing several of our leases that are subject to buyouts. However, there is no assurance that we will be successful in the future.

     As of October 31, 2002, in addition to the inventory on hand, we had committed to take net delivery of approximately 19.4 million gallons of propane at a fixed price.

Disclosures about Risk Management Activities Accounted for at Fair Value

     The following table summarizes the change in the unrealized fair value of contracts from our risk management trading activities for the three months ended October 31, 2002. This table summarizes the contracts where settlement has not yet occurred:

                                                           Three months ended
                                                            October 31, 2002
                                                           ------------------
Unrealized (losses) in fair value of contracts
   outstanding at July 31, 2002                                 $ (4,569)
Other unrealized gains and (losses) recognized                     2,862
Less: realized gains and (losses) recognized                       2,109
                                                           ------------------
Unrealized (losses) in fair value of contracts
   outstanding at October 31, 2002                              $ (3,816)
                                                           ==================

     The following table summarizes the maturity of these contracts for the valuation methodologies we utilize as of October 31, 2002. This table summarizes the contracts from our risk management trading activities where settlement has not yet occurred:

                                                      Fair Value of Contracts at Period-End
                                                    -----------------------------------------
                                                                             Maturity greater
                                                                             than 1 year and
                                                    Maturity less than         less than 18
Source of Fair Value                                      1 year                  months
------------------------------------------------    ---------------------    ----------------
Prices actively quoted                                   $ (222)                   $     -
Prices provided by other external sources                (3,583)                       (11)
Prices based on models and other
  valuation methods                                           -                          -
                                                    ---------------------    ----------------
Unrealized (losses) in fair value of contracts
  outstanding at October 31, 2002                       $(3,805)                     $ (11)
                                                    =====================    ================


See additional discussion about market, counterparty credit and liquidity risks related to our risk management trading activities and other risk management activities in Item 3 "Quantitative and Qualitative Disclosures about Market Risk."

Disclosures about Effects of Transactions with Related Parties

     We have no employees and are managed and controlled by our general partner. Pursuant to our partnership agreement, our general partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on our behalf, and all other necessary or appropriate expenses allocable to us or otherwise reasonably incurred by our general partner in connection with operating our business. These costs, which totaled $45.2 million for the three months ended October 31, 2002, include compensation and benefits paid to officers and employees of our general partner who perform services on our behalf as well as general and administrative costs.

     We paid a senior unit distribution of $2.8 million to JEF Capital Management on September 13, 2002. On October 31, 2002, in a noncash transaction, we accrued a senior unit distribution of $2.8 million that we will pay to JEF Capital Management on December 13, 2002. JEF Capital Management is beneficially owned by James E. Ferrell and thus is an affiliate.

     Ferrell International Limited is beneficially owned by James E. Ferrell and thus is an affiliate. We enter into transactions with Ferrell International Limited in connection with our risk management activities and do so at market prices in accordance with our affiliate trading policy approved by our general partner's Board of Directors. These transactions include forward, option and swap contracts and are all reviewed for compliance with the policy. During the three months ended October 31, 2002, we recognized net receipts from purchases, sales and commodity derivative transactions of $0.6 million. These net purchases, sales and commodity derivative transactions with Ferrell International Limited are classified as cost of product sold. Amounts due from and (due to) Ferrell International Limited at October 31, 2002 were $0.1 million and $(0.1) million, respectively.

     We believe these related party transactions were conducted in the ordinary course of business and under terms that were no less favorable to us than those available with third parties.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The market risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes in commodity prices. Our risk management trading activities utilize various types of energy commodity forward contracts, options, swaps traded on the over-the-counter financial markets and futures and options traded on the New York Mercantile Exchange to manage and hedge our exposure to the volatility of floating commodity prices and to protect our inventory positions. We include the results from our risk management trading activities in our discussion and analysis of cost of product sold. Our other risk management activities, specifically our supply procurement activities, also utilize over-the-counter energy commodity forward contracts to limit overall price risk and options to hedge our exposure to inventory price movements. We include the results from these other risk management activities in cost of product sold and in our discussion and analysis of retail margin per gallon.

     Market risks associated with energy commodities are monitored daily by senior management for compliance with our commodity risk management policy. This policy includes an aggregrate dollar loss limit and limits on the term of various contracts. We also utilize volume limits for various energy commodities and review our positions daily where we remain exposed to market risk, so as to manage exposures to changing market prices.

     Market, Credit and Liquidity Risk. New York Mercantile Exchange traded futures are guaranteed by the New York Mercantile Exchange and have nominal credit risk. We are exposed to credit risk associated with forwards, swaps and option transactions in the event of nonperformance by counterparties. For each counterparty, we analyze its financial condition prior to entering into an agreement, establish a credit limit and monitor the appropriateness of the limit. The change in market value of Exchange-traded futures contracts requires daily cash settlement in margin accounts with brokers. Forwards and most other over-the-counter instruments are generally settled at the expiration of the contract term. In order to minimize the liquidity risk of cash, margin or collateral requirements of counterparties for over-the-counter instruments, we attempt to balance maturities and positions with individual counterparties. Historically, our risk management activities have not experienced significant credit related losses in any year or with any individual counterparty. Our risk management contracts do not contain material repayment provisions related to a decline in our credit rating.

     Sensitivity Analysis. We have prepared a sensitivity analysis to estimate the exposure to market risk of our energy commodity positions. Forward contracts, futures, swaps and options used in our risk management trading activities were analyzed assuming a hypothetical 10% adverse change in prices for the delivery month for all energy commodities. The potential loss in future earnings regarding these positions from a 10% adverse movement in market prices of the underlying energy commodities is estimated at $3.4 million for risk management trading activities and $0.3 million for other risk management activities as of October 31, 2002. The preceding hypothetical analysis is limited because changes in prices may or may not equal 10%, thus actual results may differ.

     Additionally, we seek to mitigate our variable rate interest rate risk exposure on operating leases by entering into interest rate cap agreements. At October 31, 2002, we had $155.6 million outstanding in variable rate operating leases and an equal amount of interest rate cap agreements outstanding to hedge the related variable rate exposure. We also had $21.5 million in variable rate bank credit facility borrowings and $40.0 million in funding from our variable rate accounts receivable securitization facility. Thus, assuming a one percent increase in our variable interest rate, our interest rate risk related to the operating leases and the associated interest rate cap agreements, the borrowings on the variable rate bank credit facility and the funding from the variable rate accounts receivable securitization facility would be a loss in future earnings of $2.2 million in the twelve months ending October 31, 2003.

ITEM 4. CONTROLS AND PROCEDURES

     Within 90 days prior to the filing of this Quarterly Report on Form 10-Q, an evaluation was performed under the supervision and with the participation of our management, including the Chief Executive Officer and Chief Financial Officer of our general partner, of the effectiveness of the design and operation of our disclosure controls and procedures (as such terms are defined in Rule 13a-14(c) and 15d-14(c) of the Exchange Act). Based on that evaluation, our management, including the Chief Executive Officer and Chief Financial Officer of our general partner, concluded that our disclosure controls and procedures were adequate and effective as of the date of evaluation to ensure that material information relating to us was made known to our management, including the Chief Executive Officer and Chief Financial Officer of our general partner, by others within our company, particularly during the period to which this report relates and the period in which it was prepared.

     There have been no significant changes in our internal controls or in other factors that could significantly affect our internal controls subsequent to the evaluation referenced above, including no corrective actions with respect to significant deficiencies and material weaknesses in our internal controls.

                           PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     Not applicable.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

     Not applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Not applicable.

ITEM 5. OTHER INFORMATION

     Ferrellgas, Inc., the General Partner of Ferrellgas Partners, L.P., balance sheets as of July 31, 2002 and 2001, have been audited by an independent auditor. See exhibit 99.15 for the audited financial statements. These audited balance sheets and independent auditor's opinion will be incorporated by reference to the Post-Effective Amendment No. 1 to Registration Statement No. 33-55185 of Ferrellgas Partners, L.P. on Form S-4 to Form S-1 and in Amendment No. 1 to Registration Statement No. 333-71111 of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. on Form S-3. See exhibit 23.1 for independent auditor's consent.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

     (a) Exhibits

     The exhibits listed below are filed as part of this Quarterly Report on Form 10-Q. Exhibits required by Item 601 of Regulation S-K of the Securities Act, which are not listed, are not applicable.

Exhibit
Number  Description
------  -----------
3.1 Third Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of April 6, 2001. Incorporated by reference to the same numbered Exhibit to our Current Report on Form 8-K filed April 6, 2001.

3.2     Articles  of  Incorporation   for  Ferrellgas   Partners  Finance  Corp.
        Incorporated by reference to the same numbered Exhibit to our Quarterly Report on Form 10-Q filed June 13, 1997.

3.3 Bylaws of Ferrellgas Partners Finance Corp. Incorporated by reference to the same numbered Exhibit to our Quarterly Report on Form 10-Q filed June 13, 1997.

4.1 Indenture, dated as of September 24, 2002, with Form of Note attached, by and among Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., and U.S. Bank National Association, as trustee, relating to $170,000,000 aggregate principal amount of our 8 3/4% Senior Notes due 2012. Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed September 24, 2002.

4.2 Ferrellgas, L.P., Note Purchase Agreement, dated as of July 1, 1998, relating to: $109,000,000 6.99% Senior Notes, Series A, due August 1, 2005, $37,000,000 7.08% Senior Notes, Series B, due August 1, 2006,
        $52,000,000 7.12% Senior Notes, Series C, due August 1, 2008, $82,000,000 7.24% Senior Notes, Series D, due August 1, 2010, and $70,000,000 7.42% Senior Notes, Series E, due August 1, 2013. Incorporated by reference to Exhibit 4.4 to our Annual Report on Form 10-K filed October 29, 1998.

4.3 Ferrellgas, L.P., Note Purchase Agreement, dated as of February 28, 2000, relating to: $21,000,000 8.68% Senior Notes, Series A, due August 1, 2006, $70,000,000 8.78% Senior Notes, Series B, due August 1, 2007,
        and $93,000,000 8.87% Senior Notes, Series C, due August 1, 2009. Incorporated by reference to Exhibit 4.2 to our Quarterly Report on Form 10-Q filed March 16, 2000.

Exhibit
Number  Description
------  -----------

4.4 Registration Rights Agreement, dated as of December 17, 1999, by and between Ferrellgas Partners, L.P. and Williams Natural Gas Liquids, Inc. Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed December 29, 2000.

4.5 First Amendment to the Registration Rights Agreement, dated as of March 14, 2000, by and between Ferrellgas Partners, L.P. and Williams Natural Gas Liquids, Inc. Incorporated by reference to Exhibit 4.1 to our Quarterly Report on Form 10-Q filed March 16, 2000.

4.6 Second Amendment to the Registration Rights Agreement, dated as of April 6, 2001, by and between Ferrellgas Partners, L.P. and The Williams Companies, Inc. Incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed April 6, 2001.

4.7 Representations Agreement, dated as of December 17, 1999, by and among Ferrellgas Partners, L.P., Ferrellgas, Inc., Ferrellgas, L.P. and Williams Natural Gas Liquids, Inc. Incorporated by reference to Exhibit
        2.3 to our Current Report on Form 8-K filed December 29, 1999.

4.8 First Amendment to Representations Agreement, dated as of April 6, 2001, by and among Ferrellgas Partners, L.P., Ferrellgas, Inc., Ferrellgas, L.P. and The Williams Companies, Inc. Incorporated by reference to
        Exhibit 10.2 to our Current Report on Form 8-K filed April 6, 2001.

10.1 Second Amended and Restated Agreement of Limited Partnership of Ferrellgas, L.P., dated as of October 14, 1998. Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed March 17, 1999.

10.2 First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Ferrellgas, L.P. Incorporated by reference to Exhibit
        10.2 to our Quarterly Report on Form 10-Q filed June 14, 2000.

*10.3 Fourth Amended and Restated Credit Agreement, dated as of December 10 , 2002, by and among Ferrellgas, L.P., Ferrellgas, Inc., Bank of America National Trust and Savings Association, as agent, and the other financial institutions party.

10.4 Receivable Interest Sale Agreement, dated as of September 26, 2000, by and between Ferrellgas, L.P., as originator, and Ferrellgas Receivables, L.L.C., as buyer. Incorporated by reference to Exhibit 10.17 to our Annual Report on Form 10-K filed October 26, 2000.

10.5 First Amendment to the Receivable Interest Sale Agreement dated as of January 17, 2001, by and between Ferrellgas, L.P., as originator, and Ferrellgas Receivables, L.L.C., as buyer. Incorporated by reference to
        Exhibit 10.5 to our Quarterly Report on Form 10-Q filed March 14, 2001.

Exhibit
Number  Description
------  -----------

10.6 Receivables Purchase Agreement, dated as of September 26, 2000, by and among Ferrellgas Receivables, L.L.C., as seller, Ferrellgas, L.P., as servicer, Jupiter Securitization Corporation, the financial institutions from time to time party hereto, and Bank One, NA, main office Chicago, as agent. Incorporated by reference to Exhibit 10.18 to our Annual Report on Form 10-K filed October 26, 2000.

10.7 First Amendment to the Receivables Purchase Agreement, dated as of January 17, 2001, by and among Ferrellgas Receivables, L.L.C., as seller, Ferrellgas, L.P., as servicer, Jupiter Securitization Corporation, the financial institutions from time to time party hereto, and Bank One, N.A., main office Chicago, as agent. Incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q filed March 14, 2001.

10.8 Second Amendment to the Receivables Purchase Agreement dated as of September 25, 2001, by and among Ferrellgas Receivables, L.L.C., as seller, Ferrellgas, L.P., as servicer, Jupiter Securitization Corporation, the financial institutions from time to time party hereto, and Bank One, N.A., main office Chicago, as agent. Incorporated by reference to Exhibit 10.29 to our Annual Report on Form 10-K filed October 25, 2001.

10.9 Third Amendment to the Receivables Purchase Agreement, dated as of September 24, 2002, by and among Ferrellgas Receivables, L.L.C., as seller, Ferrellgas, L.P., as servicer, Jupiter Secruritization Corporation, the financial institutions from time to time party hereto, and Bank One, NA, main office Chicago, as agent.

10.10 Purchase Agreement, dated as of November 7, 1999, by and among Ferrellgas Partners, L.P., Ferrellgas, L.P and Williams Natural Gas Liquids, Inc. Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed November 12, 1999.

10.11 First Amendment to Purchase Agreement, dated as of December 17, 1999, by and among Ferrellgas Partners, L.P., Ferrellgas, L.P., and Williams Natural Gas Liquids, Inc. Incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K filed December 29, 1999.

10.12 Second Amendment to Purchase Agreement, dated as of March 14, 2000, by and among Ferrellgas Partners, L.P., Ferrellgas L.P., and Williams Natural Gas Liquids, Inc. Incorporated by reference to Exhibit 2.1 to our Quarterly Report on Form 10-Q filed March 16, 2000.

10.13 Third Amendment to Purchase Agreement dated as of April 6, 2001, by and among Ferrellgas Partners, L.P., Ferrellgas L.P. and The Williams Companies, Inc. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed April 6, 2001.

#10.14 Ferrell Companies, Inc. Supplemental Savings Plan. Incorporated by reference to Exhibit 10.7 to our Annual Report on Form 10-K filed October 17, 1995.

Exhibit
Number  Description
------  -----------

#10.15 Second Amended and Restated Ferrellgas Unit Option Plan. Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed June 5, 2001.

#10.16 Ferrell Companies, Inc. 1998 Incentive Compensation Plan - Incorporated by reference to Exhibit 10.12 to our Annual Report on Form 10-K filed October 29, 1998.

#10.17 Employment agreement between James E. Ferrell and Ferrellgas, Inc., dated July 31, 1998. Incorporated by reference to Exhibit 10.13 to our Annual Report on Form 10-K filed October 29, 1998.

#10.18 Employment agreement between Patrick Chesterman and Ferrellgas, Inc. dated July 31, 2000. Incorporated by reference to Exhibit 10.19 to our Annual Report on Form 10-K filed October 26, 2000.

#10.19 Employment agreement between Kevin Kelly and Ferrellgas, Inc. dated July 31, 2000. Incorporated by reference to Exhibit 10.22 to our Annual Report on Form 10-K filed October 26, 2000.


*23.1   Consent of Deloitte & Touche LLP, Independent Auditors.


*99.15 Consolidated balance sheets of Ferrellgas, Inc. as of July 31, 2002 and 2001, together with the report of Deloitte & Touche LLP with respect thereto.


---------------
      *          Filed herewith
      #          Management contracts or compensatory plans.


          (b)  Reports on Form 8-K

The Partnership filed one Form 8-K during the three months ended October 31, 2002.

                                      Items
Date of Report                        Reported        Financial Statements Filed
-------------------------             --------        --------------------------
Filed September 24, 2002                 5                    None

The Partnership furnished one Form 8-K during the three months ended October 31, 2002.

                                   Items
Date of Report                     Reported       Financial Statements Furnished
-----------------------------      --------       ------------------------------
Furnished September 13, 2002           9                      None

                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          FERRELLGAS PARTNERS, L.P.

                                          By Ferrellgas, Inc. (General Partner)


Date:    December 10, 2002                By /s/ Kevin T. Kelly
                                             -----------------------------------
                                              Kevin T. Kelly
                                              Senior Vice President and Chief
                                              Financial Officer (Principal
                                              Financial and Accounting Officer)



                                          FERRELLGAS PARTNERS FINANCE CORP.


Date:    December 10, 2002                By /s/ Kevin T. Kelly
                                             -----------------------------------
                                              Kevin T. Kelly
                                              Senior Vice President and Chief
                                              Financial Officer (Principal
                                              Financial and Accounting Officer)

                                 CERTIFICATIONS
                            FERRELLGAS PARTNERS, L.P.

I, James E. Ferrell, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Ferrellgas Partners, L.P.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report.

3. Based on my knowledge, the financial statements, and other financials information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

     a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     c.   presented  in  this  quarterly   report  our  conclusions   about  the
          effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons forming the equivalent function):

     a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

     b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date: December 10, 2002

                                       /s/ James E. Ferrell
                                       -----------------------------------
                                        James E. Ferrell
                                         Chairman, President and Chief
                                          Executive Officer of Ferrellgas, Inc.,
                                          the Partnership's general partner

                                 CERTIFICATIONS
                            FERRELLGAS PARTNERS, L.P.


I, Kevin T. Kelly, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Ferrellgas Partners, L.P.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report.

3. Based on my knowledge, the financial statements, and other financials information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

     a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     c.   presented  in  this  quarterly   report  our  conclusions   about  the
          effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons forming the equivalent function):

     a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

     b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date: December 10, 2002

                                       /s/ Kevin T. Kelly
                                      ------------------------------------------
                                       Kevin T. Kelly
                                        Senior Vice President and Chief
                                          Financial Officer of Ferrellgas, Inc.,
                                          the Partnership's general partner

                                 CERTIFICATIONS
                        FERRELLGAS PARTNERS FINANCE CORP.

I, James E. Ferrell, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Ferrellgas Partners Finance Corp.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report.

3. Based on my knowledge, the financial statements, and other financials information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

     a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     c.   presented  in  this  quarterly   report  our  conclusions   about  the
          effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons forming the equivalent function):

     a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

     b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date: December 10, 2002

                                         /s/ James E. Ferrell
                                         ---------------------------------------
                                          James E. Ferrell
                                           President and Chief Executive Officer

                                 CERTIFICATIONS
                        FERRELLGAS PARTNERS FINANCE CORP.


I, Kevin T. Kelly, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Ferrellgas Partners Finance Corp.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report.

3. Based on my knowledge, the financial statements, and other financials information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

     a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     c.   presented  in  this  quarterly   report  our  conclusions   about  the
          effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons forming the equivalent function):

     d. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

     e. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date: December 10, 2002

                                                    /s/ Kevin T. Kelly
                                                    ----------------------------
                                                     Kevin T. Kelly
                                                       Senior Vice President and
                                                       Chief Financial Officer

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55185 of Ferrellgas Partners, L.P. on Form S-4 to Form S-1 and in Amendment No. 1 to Registration Statement No. 333-71111 of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. on Form S-3 of our report dated September 12, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) relating to the consolidated balance sheets of Ferrellgas, Inc. and Subsidiaries as of July 31, 2002 and 2001, appearing in this Form 10-Q.



Deloitte Touche LLP

Kansas City, Missouri
December 10, 2002

                        INDEX TO FINANCIAL STATEMENTS

                                                                            Page


     Independent Auditors' Report..........................................   2

     Consolidated Balance Sheets - July 31, 2002 and 2001..................   3

     Notes to Consolidated Balance Sheets..................................   4

INDEPENDENT AUDITORS' REPORT

Board of Directors
Ferrellgas, Inc. and Subsidiaries
Liberty, Missouri

We have audited the accompanying consolidated balance sheets of Ferrellgas, Inc. and subsidiaries (the "Company") as of July 31, 2002 and 2001. These balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated balance sheets present fairly, in all material respects, the financial position of Ferrellgas, Inc. and subsidiaries as of July 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes B(13) and E to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", in fiscal 2002.


DELOITTE & TOUCHE LLP
Kansas City, Missouri
September 12, 2002


                       FERRELLGAS, INC. AND SUBSIDIARIES
             (a wholly-owned subsidiary of Ferrell Companies, Inc.)

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                               July 31,
                                                       -----------------------
ASSETS                                                     2002        2001
------------------------------------------------------ -----------  ----------
Current Assets:
  Cash and cash equivalents                              $ 20,819    $ 27,017
  Accounts and notes receivable (net of
    allowance for doubtful accounts of $1,467 and
    $3,159 in 2002 and 2001, respectively)                 74,274      56,815
  Inventories                                              48,034      65,284
  Prepaid expenses and other current assets                10,771      10,504
                                                       -----------  -----------
    Total Current Assets                                  153,898     159,620

Property, plant and equipment, net                        565,611     556,005
Goodwill                                                  363,134     353,115
Intangible assets, net                                     98,170     116,747
Other assets                                                3,476      16,162
                                                       -----------  -----------
    Total Assets                                       $1,184,289   $1,201,649
                                                       ===========  ===========


LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
------------------------------------------------------
Current Liabilities:
  Accounts payable                                       $ 54,316     $ 58,274
  Other current liabilities                                89,005       77,324
                                                       -----------  -----------
    Total Current Liabilities                             143,321      135,598

Long-term debt                                            703,858      704,782
Deferred income taxes                                       2,351        1,726
Other liabilities                                          14,861       15,472
Contingencies and commitments (Note J)                          -            -
Minority interest                                         180,620      188,254
Parent investment in subsidiary                           210,817      220,083

Stockholder's Equity (Deficiency):
  Common stock, $1 par value;
   10,000 shares authorized; 990 shares issued                  1            1
  Additional paid-in-capital                               13,622       13,476
  Note receivable from parent                            (147,484)    (147,607)
  Retained earnings                                        65,094       72,245
  Accumulated other comprehensive loss                     (2,772)      (2,381)
                                                       -----------  -----------
    Total Stockholder's Equity (Deficiency)               (71,539)     (64,266)
                                                       -----------  -----------
    Total Liabilities and Stockholder's
      Equity (Deficiency)                              $1,184,289   $1,201,649
                                                       ===========  ===========


                   See notes to consolidated balance sheets.

                        FERRELLGAS, INC. AND SUBSIDIARIES
             (a wholly-owned subsidiary of Ferrell Companies, Inc.)

                      NOTES TO CONSOLIDATED BALANCE SHEETS

A.  Organization and Formation

     The accompanying consolidated balance sheets and related notes present the consolidated financial position of Ferrellgas, Inc. (the "Company"), its subsidiaries and its partnership interest in Ferrellgas Partners, L.P and subsidiaries. The Company is a wholly-owned subsidiary of Ferrell Companies, Inc. ("Ferrell" or "Parent").

     On July 5, 1994, Ferrellgas Partners, L.P. (the "Master Limited Partnership" or "MLP") completed an initial public offering of common units representing limited partner interests (the "common units"). The MLP was formed April 19, 1994, and is a publicly traded limited partnership, owning a 99% limited partner interest in Ferrellgas, L.P. (the "Operating Partnership" or "OLP"). The MLP and the OLP (collectively referred to as the "Partnership") are both Delaware limited partnerships. Both the MLP and the OLP are governed by partnership agreements that were made effective at the time of formation of the partnerships. Ferrellgas Partners, L.P. was formed to acquire and hold a limited partner interest in the Operating
     Partnership. The Operating Partnership was formed to acquire, own and operate the propane business and assets of the Company. The Company owns an effective 2% general partner interest in the Partnership and performs all management functions required for the Partnership.

     Concurrent with the closing of the offering, the Company contributed all of its propane business and assets to the Partnership in exchange for 17,593,721 common units and Incentive Distribution Rights as well as a 2% general partner interest in the MLP and the OLP on a combined basis.

     In July 1998, the Company transferred its entire limited partnership ownership of the MLP to Ferrell. Also during July 1998, 100% of the outstanding common stock of Ferrell was purchased primarily from Mr. James
     E. Ferrell and his family by a newly established leveraged employee stock ownership trust ("ESOT") established pursuant to the Ferrell Companies, Inc. Employee Stock Ownership Plan ("ESOP").

     On December 17, 1999, the MLP's partnership agreement was amended to allow for the issuance of a newly created senior unit, in connection with an acquisition. Generally, these senior units were to be paid quarterly distributions in additional senior units equal to 10% per annum. Also, the senior units were structured to allow for redemption by the MLP at any time, in whole or in part, upon payment in cash of the liquidating value of the senior units, currently $40 per unit, plus the amount of any accrued and unpaid distributions. The holder of the senior units also had the right, at dates in the future and subject to certain events and conditions, to convert any outstanding senior units into common units.

     On June 5, 2000, the MLP and the OLP partnership agreements were amended to allow the General Partner to have an option in maintaining its effective 2% general partner interest concurrent with the issuance of other additional equity. Prior to this amendment, the General Partner was required to make capital contributions to maintain its 1% general partner interest concurrent with the issuance of any additional equity. Also as part of this amendment, the General Partner's interest in the MLP's Common Units was converted from a General Partner interest to General Partner units.

     On April 6, 2001, the MLP's partnership agreement was amended to reflect modifications made to the senior units, previously issued on December 17, 1999, and the common units owned by Ferrell. The senior units are to be paid quarterly distributions in cash equivalent to 10% per annum or $4 per senior unit. The amendment also granted the holder of the senior units the right, subject to certain events and conditions, to convert any outstanding senior units into common units at the earlier of December 31, 2005 or upon the occurrence of a material event as defined by the partnership agreement. Also as part of the amendment, Ferrell granted the Partnership the ability, until December 31, 2005, to defer future distributions on the common units held by it, up to an aggregate outstanding amount of $36,000,000.

B.  Summary of Significant Accounting Policies

     (1) Nature of operations: The Company's operations are limited to those activities associated with the Partnership. The Partnership is engaged primarily in the retail distribution of propane and related equipment and supplies in the United States. The retail market is seasonal because propane is used primarily for heating in residential and commercial buildings. The Partnership serves more than 1,000,000 residential, industrial/commercial and agricultural customers.

     (2) Accounting estimates: The preparation of balance sheets in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from these estimates. Significant estimates impacting the consolidated balance sheets include reserves that have been established for product liability and other claims.

     (3) Principles of consolidation: The consolidated balance sheets include the accounts of the Company, its subsidiaries and the Partnership. The minority interest includes limited partner interests in the MLP's common units held by the public and the MLP's senior units (See Note K). The limited partner interest owned by Ferrell is reflected as "Parent investment in subsidiary" in the consolidated balance sheets. All material intercompany transactions and balances have been eliminated.

     (4) Cash and cash equivalents: The Company considers cash equivalents to include all highly liquid debt instruments purchased with an original maturity of three months or less.

     (5) Inventories: Inventories are stated at the lower of cost or market using average cost and actual cost methods. The Company enters into commodity derivative contracts involving propane and related products to hedge, reduce risk and anticipate market movements. The fair value of these derivative contracts is classified as inventory.

     (6) Property, plant and equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and routine repairs are expensed as incurred. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets ranging from two to 30 years. In the first quarter of fiscal 2001, the Company increased the estimate of the residual values of its existing customer and storage tanks. This change in accounting estimate resulted from a review by management of its tank values established through an independent tank valuation obtained in connection with a financing completed in December 1999. The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable.

     (7) Goodwill: Goodwill is not amortized and is tested annually for impairment. Beginning in the first quarter of fiscal 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, which modified the financial accounting and reporting for acquired goodwill and other intangible assets, including the requirement that goodwill and some intangible assets no longer be amortized. The Company tested goodwill for impairment at the time the statement was adopted and during the third quarter of fiscal 2002, and will continue to do so on an annual basis. The results of these impairment tests did not have a material effect on the Company's financial position. The Company did not recognize any impairment losses as a result of these tests.

     (8) Intangible assets: Intangible assets, consisting primarily of customer lists and noncompete notes, are stated at cost, net of amortization calculated using either straight-line or accelerated methods over periods ranging from two to 15 years. The Company reviews identifiable intangibles for impairment in a similar manner as with long-lived assets. The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable.

     (9) Accounting for derivative commodity contracts: The Company enters into commodity options involving propane and related products to specifically hedge certain product cost risk. Any changes in the fair value of these specific cash flow hedge positions are deferred and included in other comprehensive income and recognized as an adjustment to the overall purchase price of product in the month the purchase contract is settled. The Company also enters into other commodity forward and futures purchase/sale agreements and commodity swaps and options involving propane and related products, which are not specific hedges to a certain product cost risk, but are used for risk management purposes. To the extent such contracts are entered into at fixed prices and thereby subject the Company to market risk, the contracts are accounted for using the fair value method. Under this valuation method, derivatives are carried on the Consolidated Balance Sheets at fair value with changes in that value recognized in earnings.

     (10) Income taxes: The Company is treated as a Subchapter S corporation for Federal income tax purposes and is liable for income tax in states that do not recognize Subchapter S status. Income taxes were computed as though each company filed its own income tax return in accordance with the Company's tax sharing agreement. Deferred income taxes are provided as a result of temporary differences between financial and tax reporting, as described in Note I, using the asset/liability method.

     (11) Unit and stock-based compensation: The Company accounts for its Unit Option Plan and the Ferrell Companies Incentive Compensation Plan using the intrinsic value method under the provisions of Accounting Principles Board
     (APB) No. 25, "Accounting for Stock Issued to Employees."

     (12) Segment information: The Company has a single reportable operating segment engaging in the retail distribution of propane and related equipment and supplies.

     (13)  Adoption  of  new  accounting  standards:  The  Financial  Accounting
     Standards Board (FASB) recently issued SFAS No. 141 "Business Combinations", SFAS No. 142 "Goodwill and Other Intangible Assets", SFAS No. 143 "Accounting for Asset Retirement Obligations", SFAS No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets", SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections", and SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities."

     SFAS No. 141 requirements include, among other things, that all business combinations are accounted for by a single method - the purchase method. It applies to all business combinations initiated after June 30, 2001. The Company has historically accounted for business combinations using the purchase method; therefore, this new statement will not have a substantial impact on how the Company accounts for future combinations.

     SFAS No. 142 modified the financial accounting and reporting for acquired goodwill and other intangible assets, including the requirement that goodwill and some intangible assets no longer be amortized. The Company adopted SFAS No. 142 beginning in the first quarter of fiscal 2002. This adoption resulted in a reclassification to goodwill of both assembled workforce and other intangible assets. This new standard also required us to test goodwill for impairment at the time the standard was adopted and also on an annual basis. The results of these impairment tests did not have a material effect on the Company's financial position. The Company did not recognize any impairment losses as a result of these tests.

     SFAS No. 143 requires the recognition of a liability if a company has a legal or contractual financial obligation in connection with the retirement of a tangible long-lived asset. The Company will implement SFAS No. 143 beginning in the year ending July 31, 2003, and expects to record a one-time reduction to earnings during the first quarter of fiscal 2003, as a cumulative change in accounting principle, of approximately $2,800,000. The Company believes the implementation will not have a material ongoing effect on its financial position.

     SFAS No. 144 modifies the financial accounting and reporting for long-lived assets to be disposed of by sale and it broadens the presentation of discontinued operations to include more disposal transactions. The Company will implement SFAS No. 144 beginning in the year ending July 31, 2003, and believes the implementation will not have a material effect on its financial position.

     SFAS No. 145 eliminates the requirement that material gains and losses resulting from the early extinguishment of debt be classified as an extraordinary item in the results of operations. Instead, companies must evaluate whether the transaction meets both the criteria of being unusual in nature and infrequent in occurrence. Other aspects of SFAS No. 145 relating to accounting for intangibles assets of motor carriers and accounting for certain lease modifications do not currently apply to the Company. The Company will implement SFAS No. 145 beginning in the year ending July 31, 2003, and believes the implementation will not have a material effect on its financial position.

     SFAS No. 146 modifies the financial accounting and reporting for costs associated with exit or disposal activities. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Additionally, the statement requires the liability to be recognized and measured initially at fair value. Under previous rules, liabilities for exit costs were recognized at the date of the entity's commitment to an exit plan. The Company will adopt and implement SFAS No. 146 for any exit or disposal activities that are initiated after July 31, 2002. The Company believes the implementation will not have a material effect on its financial position.

     (14) Reclassifications: Certain reclassifications have been made to the prior years' Consolidated Balance Sheets to conform to the current year's Consolidated Balance Sheets' presentation.

C.  Supplemental Balance Sheet Information


    Inventories consist of:
       (in thousands)                               2002       2001
                                                  --------   --------
       Propane gas and related products           $29,169    $45,966
       Appliances, parts and supplies              18,865     19,318
                                                  --------   --------
                                                  $48,034    $65,284
                                                  ========   ========


     In addition to inventories on hand, the Company enters into contracts to buy product for supply purposes. Nearly all of these contracts have terms of less than one year and most call for payment based on market prices at the date of delivery. All fixed price contracts have terms of less than one year. As of July 31, 2002, in addition to the inventory on hand, the Company had committed to make net delivery of approximately 7,061,000 gallons at a fixed price.


    Property, plant and equipment consist of:
                                                     Estimated
       (in thousands)                               useful lives      2002        2001
                                                    ------------   ----------  ----------
       Land and improvements                            2-20         $40,781     $41,191
       Buildings and improvements                         20          54,453      54,384
       Vehicles, including transport trailers           8-20          77,226      76,611
       Furniture and fixtures                              5           8,730       9,523
       Bulk equipment and district facilities           5-30          93,816      90,930
       Tanks and customer equipment                     5-30         546,814      50,373
       Computer equipment and software                   2-5          29,530      25,515
       Computer software development in progress         n/a          29,904         100
       Other                                                           2,652       3,281
                                                                   ----------  ----------
                                                                     883,906     851,908
       Less:  accumulated depreciation                               318,295     295,903
                                                                   ----------  ----------
                                                                    $565,611    $556,005
                                                                   ==========  ==========


     In a non-cash transaction, the Company has recognized payables as of July 31, 2002, totaling $6,956,000 related to the development of new computer software. The Company capitalized $697,000 of interest expense related to the development of computer software for the year ended July 31, 2002.


     Other current liabilities consist of:

       (in thousands)                                2002      2001
                                                   --------  --------
       Accrued interest                            $22,382   $22,816
       Accrued payroll                              24,068    20,236
       Accrued insurance                             9,409     8,056
       Other                                        33,146    26,216
                                                   --------  --------
                                                   $89,005   $77,324
                                                   ========  ========


D.   Accounts Receivable Securitization

     On September 26, 2000, the OLP entered into an account receivable securitization facility with Bank One, NA. As part of this renewable 364-day facility, the OLP transfers an interest in a pool of its trade accounts receivable to Ferrellgas Receivables, LLC, a wholly-owned, special purpose entity, which sells its interest to a commercial paper conduit of Banc One, NA. The OLP does not provide any guarantee or similar support to the collectability of these receivables. The OLP structured the facility using a wholly-owned, qualifying special purpose entity in order to facilitate the transaction as required by Banc One, N.A. and to comply with the Company's various debt covenants. The OLP remits daily to this special purpose entity funds collected on the pool of trade receivables held by Ferrellgas Receivables. The Company renewed the facility effective September 25, 2001, for a 364-day commitment with Bank One, NA and intends to renew the facility for an additional 364-day commitment on September 24, 2002.

     The level of funding available from this facility is currently limited to $60,000,000. In accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," this transaction is reflected on the Company's Consolidated Balance Sheets as a sale of accounts receivable and an investment in an unconsolidated subsidiary. The OLP retained servicing rights and the right to collect finance charges, however, the assets related to these retained interests at July 31, 2002 and 2001, had no material effect on the Consolidated Balance Sheets. The following table provides amounts recorded on the Company's balance sheets.

      Balance sheet information
       (in thousands)                                2002        2001
                                                   --------    --------
      Investment in unconsolidated subsidiary,
         included in "other assets"                  $   -     $ 7,225
                                                   ========    ========



E.   Goodwill

     SFAS No. 142 modified the financial accounting and reporting for acquired goodwill and other intangible assets, including the requirement that goodwill and some intangible assets no longer be amortized. The Company adopted SFAS No. 142 beginning in the first quarter of fiscal 2002. This adoption resulted in a reclassification to goodwill of both assembled workforce and other intangible assets classified as other assets with remaining book value of $10,019,000. The changes in the carrying amount of goodwill for the year ended July 31, 2002, are as follows:

     (in thousands)                                                Intangible      Other
                                                        Goodwill     Assets        Assets
                                                       ----------  ----------    ----------
     Balance as of July 31, 2001, net of accumulated
        amortization                                    $353,115    $116,747       $16,162
     Reclassified to goodwill                             10,019      (8,221)       (1,798)
     Additions during the period                               -       3,866             -
     Amortization expense                                      -     (14,022)            -
     Reduction of investment in unconsolidated
        subsidiary (see Note D)                                -           -        (7,225)
     Other changes                                             -        (200)       (3,663)
                                                       ----------  ----------    ----------
     Balance as of July 31, 2002                        $363,134    $ 98,170       $ 3,476
                                                       ==========  ==========    ==========


    The remaining intangible assets are subject to amortization.

F.   Intangible Assets, net

     Intangible assets, net consist of:
                                                July 31, 2002                                July 31, 2001
                                  ----------------------------------------    ------------------------------------------
    (in thousands)                    Gross                                      Gross
                                    Carrying      Accumulated                  Carrying      Accumulated
                                     Amount      Amortization       Net         Amount       Amortization         Net
                                  ------------   ------------    ---------    -----------    ------------      ---------
     Customer lists                  $208,662      $(124,860)     $83,802      $207,667        $(114,679)        $92,988
     Non-compete agreements            62,893        (48,525)      14,368        60,222          (44,684)         15,538
     Assembled workforce                    -              -            -         9,600           (1,379)          8,221
                                  ------------   ------------    ---------    -----------    ------------      ---------
       Total                         $271,555      $(173,385)     $98,170      $277,489        $(160,742)       $116,747
                                  ============   ============    =========    ===========    ============      =========

     Customer lists have estimated lives of 15 years, while non-compete agreements have estimated lives ranging from two to 10 years.

     (in thousands)
     Aggregate Amortization Expense:
                                                      2002           2001
                                                    --------       --------
     For the year ended July 31,                    $14,022        $16,883

     (in thousands)
     Estimated Amortization Expense:

     For the year ended July 31, 2003                             $11,656
     For the year ended July 31, 2004                              10,682
     For the year ended July 31, 2005                              10,150
     For the year ended July 31, 2006                               9,631
     For the year ended July 31, 2007                               8,991



G.   Long-Term Debt

     Long-term debt consists of:
    (in thousands)                                        2002       2001
                                                        ---------  ---------
    Senior Notes
      Fixed rate, 7.16% due 2005-2013 (1)               $350,000   $350,000
      Fixed rate, 9.375%, due 2006 (2)                   160,000    160,000
      Fixed rate, 8.8%, due 2006-2009 (3)                184,000    184,000

    Notes payable, 7.6% and 7.9% weighted average
      interest rates, respectively, due 2002 to 2011      12,177     12,566
                                                        ---------  ---------
                                                         706,177    706,566
    Less:  current portion, included in other
      current liabilities                                  2,319      1,784
                                                        ---------  ---------
                                                        $703,858   $704,782
                                                        =========  =========


     (1) The OLP fixed rate Senior Notes ("$350 million Senior Notes"), issued in August 1998, are general unsecured obligations of the OLP and rank on an equal basis in right of payment with all senior indebtedness of the OLP and senior to all subordinated indebtedness of the OLP. The outstanding principal amount of the Series A, B, C, D and E Notes shall be due on August 1, 2005, 2006, 2008, 2010, and 2013, respectively. In general, the OLP does not have the option to prepay the Notes prior to maturity without incurring prepayment penalties.

     (2) The Company has a commitment to redeem on September 24, 2002, the MLP fixed rate Senior Secured Notes ("MLP Senior Secured Notes"), issued in April 1996, with the proceeds expected from $170,000,000 of MLP fixed rate Senior Notes. The Company anticipates that it will recognize an approximate $7,100,000 charge to earnings related to the premium and other costs incurred to redeem the notes plus the write-off of financing costs related to the original issuance of the MLP Senior Secured Notes. The MLP Senior Secured Notes are secured by the MLP's partnership interest in the OLP. The MLP Senior Secured Notes bear interest from the date of issuance, payable semi-annually in arrears on June 15 and December 15 of each year.

                                      10

     (3) The OLP fixed rate Senior Notes ("$184 million Senior Notes"), issued in February 2000, are general unsecured obligations of the OLP and rank on an equal basis in right of payment with all senior indebtedness of the OLP and senior to all subordinated indebtedness of the OLP. The outstanding principal amount of the Series A, B and C Notes are due on August 1, 2006, 2007 and 2009, respectively. In general, the OLP does not have the option to prepay the Notes prior to maturity without incurring prepayment penalties.


     At July 31, 2002, the unsecured $157,000,000 Credit Facility (the "Credit Facility"), expiring June 2003, consisted of a $117,000,000 unsecured working capital, general corporate and acquisition facility, including a letter of credit facility, and a $40,000,000 revolving working capital facility. This $40,000,000 facility is subject to an annual reduction in outstanding balances to zero for thirty consecutive days. All borrowings under the Credit Facility bear interest, at the borrower's option, at a rate equal to either a) LIBOR plus an applicable margin varying from 1.25% to 2.25% or, b) the bank's base rate plus an applicable margin varying from 0.25% to 1.25%. The bank's base rate at July 31, 2002 and 2001 was 4.75% and 6.75%, respectively. In addition, a commitment fee is payable on the daily unused portion of the credit facility (generally a per annum rate of 0.0375% at July 31, 2002).

     The Company had no short-term borrowings outstanding under the credit facility at July 31, 2002 and 2001. Letters of credit outstanding, used primarily to secure obligations under certain insurance arrangements, totaled $40,614,000 and $46,660,000, respectively. At July 31, 2002, the
     Company had $116,386,000 of funding available. Effective July 16, 2001, the credit facility was amended to increase the letter of credit sub-facility availability from $60,000,000 to $80,000,000.

     Effective April 27, 2000, the MLP entered into an interest rate swap agreement with Bank of America, related to the semi-annual interest payment due on the MLP Senior Secured notes. The swap agreement, which was terminated at the option of the counterparty on June 15, 2001, required the counterparty to pay the stated fixed interest rate every six months. In exchange, the MLP was required to make quarterly floating interest rate payments based on an annual interest rate equal to the three month LIBOR interest rate plus 1.655% applied to the same notional amount of $160,000,000. The Company resumed paying the stated fixed interest rate effective after June 15, 2001.

     On December 17, 1999, in connection with the purchase of Thermogas, LLC ("Thermogas acquisition") (see Note P), the OLP assumed a $183,000,000 loan that was originally issued by Thermogas, LLC ("Thermogas") and had a maturity date of June 30, 2000. On February 28, 2000, the OLP issued $184,000,000 of Senior Notes at an average interest rate of 8.8% in order to refinance the $183,000,000 loan. The additional $1,000,000 in borrowings was used to fund debt issuance costs.

     The MLP Senior Secured Notes, the $350 million and $184 million Senior Notes and the Credit Facility agreement contain various restrictive covenants applicable to the MLP and OLP and its subsidiaries, the most restrictive relating to additional indebtedness. In addition, the Partnership is prohibited from making cash distributions of the Minimum Quarterly Distribution if a default or event of default exists or would exist upon making such distribution, or if the Partnership fails to meet certain coverage tests. The Company is in compliance with all requirements, tests, limitations and covenants related to these debt agreements.

     The scheduled annual principal payments on long-term debt are to be $2,319,000 in 2003, $2,134,000 in 2004, $2,299,000 in 2005, $271,313,000 in
     2006, $59,039,000 in 2007 and $369,073,000 thereafter.

H.  Derivatives

     SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138, requires all derivatives (with certain exceptions), whether designated in hedging relationships or not, to be recorded on the Consolidated Balance Sheets at fair value. As a result of implementing SFAS No. 133 at the beginning of fiscal 2001, the Company recognized in its first quarter of fiscal 2001, gains totaling $709,000 in accumulated other comprehensive income. In addition, beginning in the first quarter of fiscal 2001, the Company recorded subsequent changes in the fair value of positions qualifying as cash flow hedges in accumulated other comprehensive income and changes in the fair value of other positions in the consolidated statements of earnings. The Company's overall objective for entering into derivative contracts for the purchase of product is related to hedging, risk reduction and to anticipate market movements. Other derivatives are entered into to reduce interest rate risk associated with long term debt and lease obligations. Fair value hedges are derivative financial instruments that hedge the exposure to changes in the fair value of an asset or a liability or an identified portion thereof attributable to a particular risk. Cash flow hedges are derivative financial instruments that hedge the exposure to variability in expected future cash flows attributable to a particular risk. The Company uses cash flow hedges to manage exposures to product purchase price risk and uses both fair value and cash flow hedges to manage exposure to interest rate risks.

     Fluctuations in the wholesale cost of propane expose the Company to purchase price risk. The Company purchases propane at various prices that are eventually sold to its customers, exposing the Company to future product price fluctuations. Also, certain forecasted transactions expose the Company to purchase price risk. The Company monitors its purchase price exposures and utilizes product hedges to mitigate the risk of future price fluctuations. Propane is the only product hedged with the use of product hedge positions. The Company uses derivative contracts to hedge a portion of its forecasted purchases for up to one year in the future. These derivatives are designated as cash flow hedging instruments. Because these derivatives are designated as cash flow hedges, the effective portions of changes in the fair value of the derivatives are recorded in other comprehensive income (OCI) and are recognized in the consolidated statements of earnings when the forecasted transaction impacts earnings. The $136,000 risk management fair value adjustment classified as other comprehensive income on the consolidated statements of stockholder's equity at July 31, 2002, will be recognized in the consolidated statements of earnings during fiscal 2003. Changes in the fair value of cash flow hedges due to hedge ineffectiveness, if any, are recognized in cost of product sold. The fair value of the derivatives related to purchase price risk is classified on the Consolidated Balance Sheets as inventories.

     Through its risk management trading activities, the Company also purchases and sells derivatives that are not designated as accounting hedges to manage other risks associated with commodity prices. Emerging Issues Task Force issue 98-10 "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" applies to these activities. The types of contracts utilized in these activities include energy commodity forward contracts, options and swaps traded on the over-the-counter financial markets, and futures and options traded on the New York Mercantile Exchange. The Company utilizes published settlement prices for exchange traded contracts, quotes provided by brokers and estimates of market prices based on daily contract activity to estimate the fair value of these contracts. The changes in fair value of these risk management trading activities are recognized as they occur in cost of product sold in the consolidated statements of earnings.

     Estimates related to our risk management trading activities are sensitive to uncertainty and volatility inherent in the energy commodities markets and actual results could differ from these estimates. Assuming a hypothetical 10% adverse change in prices for the delivery month of all energy commodities, the potential loss in future earnings of such a change is estimated at $1,100,000 for risk management trading activities as of July 31, 2002. The preceding hypothetical analysis is limited because changes in prices may or may not equal 10%.

     The following table summarizes the change in the unrealized fair value of contracts from risk management trading activities for the years ended July 31, 2002 and 2001. This table summarizes the contracts where settlement has not yet occurred.

     (in thousands)                                     Year ended July 31,
                                                        --------------------
                                                          2002       2001
                                                        ---------  ---------
     Unrealized (losses) in fair value of contracts
         outstanding at beginning of year               $(12,587)  $   (359)
     Unrealized gains and (losses) recognized at
         inception                                             -          -
     Unrealized gains and (losses) recognized as a
         result of changes in valuation techniques
         or assumptions                                        -          -
     Other unrealized gains and (losses) recognized       (6,148)    23,320
     Less:  realized gains and (losses) recognized       (14,166)    35,548
                                                        ---------  ---------
     Unrealized (losses) in fair value of contracts
         outstanding at end of year                     $ (4,569)  $(12,587)
                                                        =========  =========



     The following table summarizes the maturity of these contracts for the valuation methodologies we utilize as of July 31, 2002 and 2001. This table summarizes the contracts where settlement has not yet occurred.

     (in thousands)                                            Fair Value of Contracts
                                                                    at Period-End
                                                              --------------------------
                                                                             Maturity
                                                                           greater than
                                                               Maturity       1 year
                                                              less than    and less than
                         Source of Fair Value                   1 year       18 months
     ---------------------------------------------------      ----------   -------------

     Prices actively quoted                                    $   (328)        $     -
     Prices provided by other external sources                   (4,225)            (16)
     Prices based on models and other valuation methods               -               -
                                                              ----------   -------------
     Unrealized (losses) in fair value of contracts
        outstanding at July 31, 2002                            $(4,553)        $   (16)
                                                              ==========   =============

     Prices actively quoted                                     $(2,535)        $     -
     Prices provided by other external sources                   (4,061)         (5,991)
     Prices based on models and other valuation methods               -               -
                                                              ----------   -------------
     Unrealized (losses) in fair value of contracts
        outstanding at July 31, 2001                            $(6,596)        $(5,991)
                                                              ==========   =============


     The following table summarizes the gross transaction volumes in barrels (one barrel equals 42 gallons) for risk management trading contracts that were physically settled for the years ended July 31, 2002, 2001 and 2000:

     (in thousands)
     Year ended July 31, 2002                                11,162
     Year ended July 31, 2001                                18,539
     Year ended July 31, 2000                                42,284


     The Company also uses forward contracts, not designated as accounting hedges under SFAS No. 133, to help reduce the price risk related to sales made to its propane customers. These forward contracts meet the requirement to qualify as normal purchases and sales as defined in SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, and thus are not adjusted to fair market value.

     As of July 31, 2002, the Company holds $706,177,000 in primarily fixed rate debt and $156,000,000 in variable rate operating leases. Fluctuations in interest rates subject the Company to interest rate risk. Decreases in interest rates increase the fair value of the Company's fixed rate debt, while increases in interest rates subject the Company to the risk of increased interest expense related to its variable rate debt and operating leases.

     The Company enters into fair value and cash flow hedges to help reduce its overall interest rate risk. Interest rate swaps were used to hedge the exposure to changes in the fair value of fixed rate debt due to changes in interest rates. The fair value of interest rate derivatives that are considered fair value or cash flow hedges are classified either as other current or long-term assets or as other current or long-term liabilities on the Consolidated Balance Sheets. Changes in the fair value of the fixed rate debt and any related fair value hedges are recognized as they occur in interest expense in the consolidated statements of earnings. There were no such fair value hedges outstanding at July 31, 2002. Interest rate caps are used to hedge the risk associated with rising interest rates and their effect on forecasted transactions related to variable rate debt and lease obligations. These interest rate caps are designated as cash flow hedges and are outstanding at July 31, 2002. Thus, the effective portions of changes in the fair value of the hedges are recorded in OCI at interim periods and are recognized as interest expense in the consolidated statements of earnings when the forecasted transaction impacts earnings. Cash flow hedges are assumed to hedge the risk of changes in cash flows of the hedged risk.

I.  Income Taxes

     The significant components of the net deferred tax asset (liability) included in the consolidated balance sheets are as follows:

      (in thousands)                                    2002        2001
                                                      --------    --------
      Deferred tax liabilities:
        Partnership basis difference                  $(1,727)    $(1,827)
        Tax liability assumed in acquisition             (725)          -
                                                      --------    --------
          Total deferred tax liabilities               (2,452)     (1,827)

      Deferred tax assets:
        Operating loss and credit carryforwards           101         101
                                                      --------    --------
          Total deferred tax assets                       101         101
                                                      --------    --------
      Net deferred tax liability                      $(2,351)    $(1,726)
                                                      ========    ========



     Partnership basis differences are primarily attributable to differences in the tax and book basis of fixed assets and amortizable intangibles resulting from the Company's contribution of assets and liabilities concurrent with the MLP's public offering in 1994.

     For Federal income tax purposes, the Company has net operating loss carryforwards of approximately $98,000,000 at July 31, 2002 available to offset future taxable income. These net operating loss carryforwards expire at various dates through 2011.

     The Company is potentially subject to the built-in gains tax, which could be incurred on the sale of assets owned as of August 1, 1998, the date of the Subchapter S election, that have a fair market value in excess of their tax basis as of that date. However, the Company anticipates that it can avoid incurring any built-in gains tax liability through utilization of its net operating loss carryovers and tax planning relating to the retention/disposition of assets owned as of August 1, 1998. In the event that the built-in gains tax is not incurred, the Company may not utilize the net operating loss carryforwards.

J.   Contingencies and Commitments

     The Company is threatened with or named as a defendant in various lawsuits that, among other items, claim damages for product liability. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that will have a material adverse effect on the financial condition, results of operations and cash flows of the Company. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business.

     On December 6, 1999, the OLP entered into, with Banc of America Leasing & Capital LLC, a $25,000,000 operating lease involving the sale-leaseback of a portion of the OLP's customer tanks. This operating lease has a term that expires June 30, 2003 and may be extended for two additional one-year periods at the option of the OLP, if such extension is approved by the lessor. On December 17, 1999, immediately prior to the closing of the Thermogas acquisition (See Note P), Thermogas entered into, with Banc of America Leasing & Capital LLC, a $135,000,000 operating lease involving a portion of its customer tanks. In connection with the Thermogas acquisition, the OLP assumed all obligations under the $135,000,000 operating lease, which has terms and conditions similar to the December 6, 1999, $25,000,000 operating lease discussed above. Prior to the end of these lease terms, the Company intends to secure additional financing in order to purchase the related customer tanks. No assurances can be given that such financing will be obtained or, if obtained, such financing will be on terms equally favorable to the Company.

     Effective June 2, 2000, the OLP entered into an interest rate cap agreement ("Cap Agreement") with Bank of America, related to variable quarterly rent payments due pursuant to two operating tank lease agreements. The variable quarterly rent payments are determined based upon a floating LIBOR based interest rate. The Cap Agreement, which expires June 30, 2003, requires Bank of America to pay the OLP at the end of each March, June, September and December the excess, if any, of the applicable three month floating LIBOR interest rate over 9.3%, the cap, applied to the total obligation due each quarter under the two operating tank lease agreements. The total obligation under these two operating tank lease agreements as of July 31, 2002 and 2001 was $156,000,000 and $157,600,000, respectively.

     The MLP's senior units are redeemable by the MLP at any time, in whole or in part, upon payment in cash of the liquidating value of the senior units, currently $111,288,000, plus the amount of any accrued and unpaid distributions. The holder of the senior units has the right, subject to certain events and conditions, to convert any outstanding senior units into MLP common units at the earlier of December 31, 2005 or upon the occurrence of a material event as defined by the MLP partnership agreement. Such conversion rights are contingent upon the Company not previously redeeming such securities.

     Certain property and equipment is leased under noncancelable operating leases, which require fixed monthly rental payments and which expire at various dates through 2020. Future minimum lease commitments for such leases in the next five years, including the aforementioned operating tank leases, are $26,986,000 in 2003, $13,478,000 in 2004, $10,223,000 in 2005,
     $8,228,000 in 2006 and $5,020,000 in 2007.

     In addition to the future minimum lease commitments, the Company plans to purchase vehicles and computers at the end of their lease terms totaling $158,577,000 in 2003, $4,738,000 in 2004, $4,105,000 in 2005, $2,076,000 in
     2006 and $6,944,000 in 2007. The Company intends to renew other vehicle, tank and computer leases that would have had buyouts of $5,039,000 in 2003 and $311,000 in 2004.

K.   Minority Interest

     The minority interest on the Consolidated Balance Sheets includes limited partner interests in both the MLP's common units held by the public and the MLP's senior units held by JEF Capital Management, Inc., an entity owned by James E. Ferrell, Chairman, Chief Executive Officer and President of the general partner. At July 31, 2002 and 2001, minority interest related to the common units owned by the public was $69,332,000 and $76,189,000, respectively. In fiscal 2000, the minority interest related to common units owned by the public was zero, and accordingly, distributions in excess of basis were recorded in minority interest on the consolidated statements of earnings. Minority interest related to the senior units was $111,288,000 and $112,065,000 at July 31, 2002 and 2001, respectively. The amounts at July 31, 2002 and 2001 represent the liquidation value of the senior units. See Note L for additional information about the senior units.

L.   Transactions with Related Parties

     The Company has two notes receivable from Ferrell on an unsecured basis due on demand. Because Ferrell no longer intends to repay the notes, the Company did not accrue interest income in fiscal years 2002, 2001 and 2000. The balances outstanding on these notes at July 31, 2002 and 2001, are $147,484,000, and $147,607,000, respectively, and are reported as Note Receivable from Parent in Stockholder's Equity on the Consolidated Balance Sheets.

     On December 12, 2001, the MLP issued 37,487 of its common units to Ferrell Propane, Inc., a subsidiary of the General Partner in connection with the acquisition of Blue Flame Bottle Gas (see Note P). The common unit issuance compensated Ferrell Propane for its retention of $725,000 of certain tax liabilities of Blue Flame.

     During fiscal 2000, Williams became a related party to the Company due to the MLP's issuance of 4,375,000 senior units to a subsidiary of Williams as part of the Thermogas acquisition (See Note P). In a noncash transaction, during fiscal 2001 and 2000, the MLP paid quarterly senior unit distributions to Williams of $11,108,000 and $9,422,000, respectively, using additional senior units. In April 2001, Williams sold all its senior units to JEF Capital Management, Inc., an entity owned by James E. Ferrell, Chairman, Chief Executive Officer and President of the Company, and thereafter, ceased to be a related party of the Company.

     On April 6, 2001, Williams approved amendments to the MLP partnership agreement related to certain terms of the senior units. Williams then sold all of the senior units for a purchase price of $195,529,000 plus accrued and unpaid distributions to JEF Capital Management. The senior units currently have all the same terms and preference rights in distributions and liquidation as when the units were owned by Williams.

     During fiscal 2001, the MLP paid to JEF Capital Management $83,464,000 to redeem a total of 2,086,612 senior units and $5,750,000 in senior unit distributions. During fiscal 2002, the MLP paid JEF Capital Management $776,445 to redeem a total of 19,411 senior units and $11,192,000 in senior unit distributions. In a noncash transaction, the MLP accrued a senior unit distribution of $2,782,211 that will be paid to JEF Capital Management on September 13, 2002.

     Ferrell International Limited, FI Trading, Inc. and Ferrell Resources, LLC are beneficially owned by James E. Ferrell and thus are affiliates of the Company. The Company enters into transactions with Ferrell International Limited and FI Trading in connection with its risk management activities and does so at market prices in accordance with an affiliate trading policy approved by the Company's Board of Directors. These transactions include forward, option and swap contracts and are all reviewed for compliance with the policy. Amounts due from Ferrell International Limited at July 31, 2002 and 2001 were $396,000 and $0, respectively. Amounts due to Ferrell International Limited at July 31, 2002 and 2001 were $266,000 and $0, respectively.

M.   Employee Benefits

     Ferrell makes contributions to the ESOT that causes a portion of the shares of Ferrell owned by the ESOT to be allocated to employees' accounts over time. The allocation of Ferrell shares to employee accounts causes a non-cash compensation charge to be incurred by the Company, equivalent to the fair value of such shares allocated. The Company is not obligated to fund or make contributions to the ESOT.

     The Company and its parent, Ferrell, have a defined contribution profit-sharing plan which includes both profit sharing and matching contributions. The plan covers substantially all employees with more than one year of service. With the establishment of the ESOP in July 1998, the Company suspended future profit sharing contributions to the plan beginning with fiscal year 1998. The plan, which qualifies under section 401(k) of the Internal Revenue Code, also provides for matching contributions under a cash or deferred arrangement based upon participant salaries and employee contributions to the plan.

     The Company has a defined benefit plan that provides participants who were covered under a previously terminated plan with a guaranteed retirement benefit at least equal to the benefit they would have received under the terminated plan. Until July 31, 1999, benefits under the terminated plan were determined by years of credited service and salary levels. As of July 31, 1999, years of credited service and salary levels were frozen. The Company's funding policy for this plan is to contribute amounts deductible for Federal income tax purposes and invest the plan assets primarily in corporate stocks and bonds, U.S. Treasury bonds and short-term cash investments. As of July 31, 2002 and 2001, other comprehensive income was reduced and other liabilities were increased $527,000 and $2,092,000, respectively because the accumulated benefit obligation of this plan exceeded the fair value of plan assets.

N.   Ferrellgas Unit Option Plan and Stock Options of Ferrell Companies, Inc.

     Prior to April 19, 2001, the Second Amended and Restated Ferrellgas Unit Option Plan (the "unit option plan") authorized the issuance of options (the "unit options") covering up to 850,000 of the MLP's common units to employees of the Company or its affiliates. Effective April 19, 2001, the unit option plan was amended to authorize the issuance of options covering an additional 500,000 of the MLP's common units. The Company's Board of

     Directors administers the unit option plan, authorizes grants of unit options thereunder and sets the unit option price and vesting terms of unit options in accordance with the terms of the unit option plan. No single officer or director of the Company may acquire more than 314,895 of the MLP's common units under the unit option plan. The unit options outstanding as of July 31, 2002, are exercisable at exercise prices ranging from $16.80 to $21.67 per unit, which was an estimate of the fair market value of the units at the time of the grant. In general, the options currently outstanding under the unit option plan vest over a five-year period, and expire on the tenth anniversary of the date of the grant.

                                                     Number       Weighted      Weighted
                                                      of           Average       Average
                                                     Units     Exercise Price   Fair Value
                                                  -----------  --------------   ----------
          Outstanding, August 1, 1999                782,025          $18.23
          Granted                                          -               -      $     -
          Forfeited                                  (60,500)          19.38
                                                  -----------
          Outstanding, July 31, 2000                 721,525           18.13
          Granted                                    651,000           17.90         2.56
          Exercised                                 (101,250)          16.80
          Forfeited                                  (42,075)          19.27
                                                  -----------
          Outstanding, July 31, 2001               1,229,200           18.08
          Granted                                          -               -            -
          Exercised                                  (55,350)          16.80
          Forfeited                                  (98,450)          18.04
                                                  -----------
          Outstanding, July 31, 2002               1,075,400           18.15
                                                  -----------
          Options exercisable, July 31, 2002         594,725           18.25
                                                  -----------


                                                     Options Outstanding at
                                                         July 31, 2002
                                                     ----------------------
     Range of option prices at end of year                $16.80-$21.67
     Weighted average remaining contractual life            6.2 Years

     The Ferrell Companies Incentive Compensation Plan (the "ICP") was established by Ferrell to allow upper middle and senior level managers of the Company to participate in the equity growth of Ferrell. The shares underlying the stock options are common shares of Ferrell, therefore, there is no potential dilution of the Company. The Ferrell ICP stock options vest ratably in 5% to 10% increments over 12 years or 100% upon a change of control of Ferrell, or the death, disability or retirement at the age of 65 of the participant. Vested options are exercisable in increments based on the timing of the payoff of Ferrell debt, but in no event later than 20 years from the date of issuance.

O.   Disclosures About Fair Value of Financial Instruments

     The carrying amount of short-term financial instruments approximates fair value because of the short maturity of the instruments. The estimated fair value of the Company's long-term financial instruments was $710,228,000 and $681,060,000 as of July 31, 2002 and 2001, respectively. The fair value is estimated based on quoted market prices.

     Interest Rate Collar, Cap and Swap Agreements. The Company from time to time has entered into various interest rate collar, cap and swap agreements involving, among others, the exchange of fixed and floating interest payment obligations without the exchange of the underlying principal amounts. During fiscal 2001, an interest rate collar agreement expired and a swap agreement was terminated by a counterparty. As of July 31, 2002, an interest rate cap agreement with a counterparty that is a large financial institution remained in place. The fair value of this interest rate cap agreement at July 31, 2002 and 2001 was de minimis.

P.  Business Combinations

     During the year ended July 31, 2002, the Company acquired three retail propane businesses with an aggregate value at $10,790,000.

     o Blue Flame Bottle Gas,  based in southern  Arizona

     o Alabama  Butane Co.,  based in central and south  Alabama

     o Alma Farmers Union Co-op, based in western Wisconsin

     These purchases were funded by $6,294,000 of cash payments and, in noncash transactions, the issuance of 80,000 of the MLP's common units valued at an aggregate of $1,600,000, and $2,171,000 of notes payable to the seller. The aggregate value was allocated as follows: $7,064,000 for fixed assets such as customer tanks, buildings and land, $2,671,000 for non-compete agreements, $1,195,000 for customer lists, $32,000 for other assets, $725,000 for deferred tax liabilities and $(172,000) for net working capital. Net working capital was comprised of $556,000 of current assets and $728,000 of current liabilities. The weighted average amortization period for non-compete agreements and customer lists are five and 15 years, respectively.

     During the year ended July 31, 2001, the Company made acquisitions of three businesses with an aggregate value at $418,000. These purchases were funded by $200,000 of cash payments and, in a non-cash transaction, the issuance of $218,000 of notes payable to the seller. Non-compete agreements and customer lists were assigned values of $228,000 and $4,000, respectively.

     On December 17, 1999, the Company purchased Thermogas from a subsidiary of Williams. At closing the Company entered into the following noncash transactions: a) issued $175,000,000 in senior units to the seller, b) assumed a $183,000,000 loan, (see Note G) and c) assumed a $135,000,000 operating lease (see Note J). After the conclusion of these acquisition-related transactions, including the merger of the OLP and Thermogas, the Company acquired $61,842,000 of cash, which remained on the Thermogas balance sheet at the acquisition date. The Company paid $17,146,000 in additional costs and fees related to the acquisition. As part of the Thermogas acquisition, the OLP agreed to reimburse Williams for the value of working capital received by the Company in excess of $9,147,500. On June 6, 2000, the OLP and Williams agreed upon the amount of working capital that was acquired by the Company on December 17, 1999. The OLP reimbursed Williams $5,652,500 as final settlement of this working capital reimbursement obligation. In fiscal 2000, the Company had accrued $7,033,000 in involuntary employee termination benefits and exit costs, which it expected to incur within twelve months from the acquisition date as it implemented the integration of the Thermogas operations. This accrual included $5,870,000 of termination benefits and $1,163,000 of costs to exit Thermogas activities. The Company paid $2,788,000 and $1,306,000 for termination benefits and $491,000 and $890,000 for exit costs in fiscal years 2001 and 2000, respectively. The remaining liability for termination benefits and exit costs was reduced in fiscal 2001 by $1,558,000 as an adjustment to goodwill.

     Prior to the issuance of SFAS No. 141, "Business Combinations," the total assets contributed to the OLP (at the Company's cost basis) were allocated as follows: (a) working capital of $16,870,000, (b) property, plant and equipment of $140,284,000, (c) $60,200,000 to customer list with an estimated useful life of 15 years, (d) $9,600,000 to assembled workforce with an estimated useful life of 15 years, (e) $3,071,000 to non-compete agreements with an estimated useful life ranging from one to seven years, and (f) $86,475,000 to goodwill at an estimated useful life of 15 years. The transaction was accounted for as a purchase. Pursuant to the implementation of SFAS No. 141, assembled workforce was considered an acquired intangible asset that did not meet the criteria for recognition apart from goodwill. Effective August 1, 2000, the $8,221,000 carrying value of assembled workforce was reclassified to goodwill.

     All   transactions   were  accounted  for  using  the  purchase  method  of
     accounting.